Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

GROVER GAMING, INC., and

G2 GAMING, INC.,

as Sellers, and

LNW GAMING, INC.,

as Buyer

February 17, 2025

5.7	Independent Evaluation	37
5.8	Disclaimer of Warranties	37
5.9	Buyer Acknowledgement	38

ARTICLE 6 AGREEMENTS PENDING CLOSING		38
6.1	Access to Information	38
6.2	Notice of Certain Events	38
6.3	Operations Prior to Closing Date	39
6.4	Efforts	41
6.5	New Installation and Replacement Activities	42
6.6	No Solicitation	42

ARTICLE 7 OTHER AGREEMENTS		43
7.1	Tax Matters	43
7.2	Employees and Employee Benefit Plans	44
7.3	No Public Announcement; Contact with Business Suppliers and Customers; Confidentiality	46
7.4	Expenses	47
7.5	Access to Books and Records	47
7.6	R&W Insurance	48
7.7	Bulk Sales Laws	48
7.8	Further Actions	48
7.9	Vehicles	49
7.10	Termination of Affiliate Contracts	49
7.11	Intellectual Property Changes	49
7.12	Carveout Financial Statements	50
7.13	Advisory Services	50
7.14	Undocumented Customer, Consulting, Distribution, Supplier and Vendor Relationships	50
7.15	Sellers’ 2024 Audited Financials	50
7.16	Restrictive Covenants	51
7.17	Additional Pre-Closing Actions	53
7.18	Inventory	53

ARTICLE 8 CONDITIONS TO CLOSING; DELIVERABLES		53
8.1	Conditions Precedent to Obligation of Buyer	53
8.2	Conditions Precedent to Obligation of Sellers	54
8.3	Deliveries at the Closing	55

ARTICLE 9 TERMINATION		56
9.1	Termination Rights	56
9.2	Effect of Termination	57

ARTICLE 10 SURVIVAL; INDEMNIFICATION		58
10.1	Survival	58
10.2	Indemnification by Sellers	58
10.3	Indemnification by Buyer	58
10.4	Certain Limitations	58
10.5	Procedures	59
10.6	Satisfaction of Claims	60
10.7	Sole Remedy	61

ARTICLE 11 MISCELLANEOUS		61
11.1	Further Assurances	61
11.2	Notices	61
11.3	Assignment	62
11.4	Governing Law; Venue	62
11.5	Specific Performance	63
11.6	Amendment and Waiver	63
11.7	Reliance on Counsel and Other Advisors	64
11.8	No Presumption Against Any Party	64
11.9	Delays or Omissions	64
11.10	Entire Agreement; No Third Party Beneficiaries	64
11.11	Severability	64
11.12	Counterparts; Signatures	64

Exhibits & Schedules

Exhibit A	R&W Policy
Exhibit B	Bill of Sale
Exhibit C	IP License
Exhibit D	Restrictive Covenant Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Game Content Development Services Agreement
Exhibit G	Lease Assignment and Assumption Agreement
Exhibit H	Device and Redemption Kiosk Manufacturing / Supply Agreement
Exhibit I	Printed Paper Pull-Tabs Supply Agreement
Schedule A	Specified Persons
Schedule 1.1(a)	Accounting Principles
Schedule 1.1(b)	Reference Working Capital Statement
Schedule 1.1(c)	Deferred Consideration
Schedule 1.1(d)	New Installation and Replacement Activity Reimbursement Costs
Schedule 1.1(e)	Excluded State
Schedule 1.1(f)	Additional Definitions
Schedule 2.2.1(b)	Assumed Leases
Schedule 2.2.1(c)	Assumed Contracts
Schedule 2.2.1(d)	Business-Utilized Owned Intellectual Property, Business-Utilized IT Systems and Business Intellectual Property License Agreements
Schedule 2.2.1(e)	Transferred Devices
Schedule 2.2.1(f)	Redemption Kiosks
Schedule 2.2.1(h)	Vehicles
Schedule 2.2.1(o)	Other Assets and Rights
Schedule 2.2.2(k)	Excluded Vehicles
Schedule 2.2.2(o)	Excluded Intellectual Property
Schedule 2.3.2(i)	Other Excluded Liabilities
Schedule 2.7.1	Annual Deferred Payments
Schedule 2.7.2(a)	Additional Credit
Schedule 2.7.2(b)	Illustrative Additional Credit Calculation
Schedule 2.7.4	Operations
Schedule 6.3	Operations Prior to Closing Date
Schedule 7.1.4	Allocation Methodology
Schedule 7.11	Intellectual Property Changes
Schedule 7.12	Scope of Work for Audited Carveout Financial Statements
Schedule 7.16.2	Restrictions on Game Content Development
Schedule 7.17	Additional Pre-Closing Actions
Schedule 8.1.5	Required Gaming Licenses
Schedule 8.1.7	Financial Information Procedures

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 17, 2025 by and among Grover Gaming, Inc., a North Carolina corporation (“Gaming”), G2 Gaming, Inc., a North Carolina corporation (“G2 Gaming”, and together with Gaming, “Sellers” and each a “Seller”), and LNW Gaming, Inc., a Nevada corporation (“Buyer”). Each of Buyer and Seller is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, (i) Gaming is engaged, in part, in the business of developing software, game content, and systems for, and manufacturing and distributing, E-Tab (defined below) games for charities (the “Charitable Gaming Business”) in charitable gaming jurisdictions and (ii) G2 is engaged in the business of licensed manufacturing of E-Tabs in the State of North Dakota and licensed distribution of E-Tab gaming supplies in the State of Kentucky (together with the Charitable Gaming Business, the “Business”);

WHEREAS, Gaming engages in businesses other than the Charitable Gaming Business, including developing software, game content, and gaming systems for historical horse racing markets, “class II gaming” and “class III gaming” (as defined in 25 USC § 2703(7) and 25 USC § 2703(8)), video gaming terminals, any systems for tribal casinos, and any type of lotteries or skill games (the “Retained Business”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the individuals set forth on Schedule A have executed employment offer letters from Buyer (or one of its Affiliates) on the terms described therein, in each case, effective as of the Closing; and

WHEREAS, each Seller desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and acquire from each Seller, the Purchased Assets (as hereinafter defined) and assume from each Seller the Assumed Liabilities (as hereinafter defined), upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and each Seller, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS; CONSTRUCTION

1.1          Definitions. As used in this Agreement, the following terms have the meanings specified in this Article 1.

“2025 Deferral Period” means the twelve (12)-month period beginning January 1, 2025 and ending December 31, 2025.

“2026 Deferral Period” means the twelve (12)-month period beginning January 1, 2026 and ending December 31, 2026.

“2027 Deferral Period” means the twelve (12)-month period beginning January 1, 2027 and ending December 31, 2027.

“Accounting Firm” means PricewaterhouseCoopers LLP (“PwC”); provided, however, that if PwC declines such appointment or otherwise is unable to serve, “Accounting Firm” shall mean such other independent nationally recognized public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Sellers; provided, further, that if Buyer and Sellers are unable to agree on an independent public accounting firm that will accept such appointment within ten (10) Business Days after notice that PwC has declined such appointment or is otherwise unable to serve, then within an additional ten (10) Business Days, Buyer and Sellers shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third such firm, and, upon such selection, Accounting Firm shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.6.2(c).

“Accounting Principles” means the accounting methods, policies, practices, procedures, classifications, judgments or methodologies set forth in Schedule 1.1(a).

“Action” means any claim, complaint, inquiry, investigation, audit, action, suit, arbitration or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Body or arbitrator.

“Additional Credit” has the meaning set forth in Schedule 2.7.2(a).

“Additional Payment Amount” has the meaning set forth in Section 2.6.5.

“Adjustment Review Period” has the meaning set forth in Section 2.6.2(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (and its variants) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, Contract, or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.16.1(j).

“Agreement” has the meaning set forth in the preamble and includes all Disclosure Schedules, Schedules and Exhibits attached hereto.

“Allocation Methodology” has the meaning set forth in Section 7.1.4.

“Allocation Schedule” has the meaning set forth in Section 7.1.4.

“Ancillary Agreements” means the Bill of Sale, the IP License, the Transition Services Agreement, the Game Content Development Services Agreement, the Lease Assignment and Assumption Agreements, the Device and Redemption Kiosk Manufacturing / Supply Agreement, the Printed Paper Pull-Tabs Supply Agreement and the other agreements, instruments and documents required to be delivered at the Closing hereunder.

“Annual Deferred Payment” has the meaning set forth in Section 2.7.1.

“Antitrust Laws” has the meaning set forth in Section 6.4.2.

“Artificial Intelligence Tools” has the meaning set forth in Section 1.1.

“Asset-Level Taxes” means all Taxes arising from or with respect to the Purchased Assets, the Assumed Liabilities or the Business.

“Assumed Contracts” has the meaning set forth in Section 2.2.1(c).

“Assumed Leases” has the meaning set forth in Section 2.2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.1.

“Audited Carveout Financial Statements” has the meaning set forth in Section 7.12.

“Bill of Sale” has the meaning set forth in Section 8.3.1(b).

“Business” has the meaning set forth in the recitals to this Agreement; provided that for the purpose of calculating Revenue in Section 2.7.1, “Business” shall be deemed to include licensed operations of the Business (as described in the recitals) in any state in the United States, including the Excluded States and the New States.

“Business Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to by either Seller or an ERISA Affiliate of either Seller for the benefit of any Business Employee.

“Business Day” means each day other than Saturday, Sunday or a day on which banking institutions in Las Vegas, Nevada or New York, New York are authorized or obligated by law or executive order to close.

“Business Employee” means, except to the extent expressly contemplated to the contrary in Section 4.13 of the Disclosure Schedules, each full or part time employee of the Business (who spends all of his or her work time working for the Business) employed by any of Sellers or any of their respective Affiliates, each of whom is identified in Section 4.13.1 of the Disclosure Schedules.

“Business Intellectual Property License Agreements” means any Contracts for Third-Party Intellectual Property used or held for use in connection with the Business.

“Business-Utilized Intellectual Property” means any and all Business-Utilized Owned Intellectual Property and Third-Party Intellectual Property.

“Business-Utilized IT Systems” means all Software, hardware, networks, firmware, middleware, computers, workstations, desktops, laptops, handheld devices, routers, hubs, switches, communication lines, data storage devices, data centers, operating systems and other technology equipment, including all “Infrastructure-as-a-Service” or other hybrid cloud services and business systems Software or applications (including CRM, ERP, HR, IT support and accounting systems), whether hosted “on prem” or in the cloud, or provided as a service (e.g., “Software-as-a-Service”, “Platform-as-a-Service” or other cloud services), in each case for any of the foregoing, used or held for use in connection with the Business and including all associated documentation used or held for use in connection with the operation of the Business.

“Business-Utilized Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by a Seller and used or held for use in connection with the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Adjustment Statement” has the meaning set forth in Section 2.6.1.

“Buyer Benefit Plan” has the meaning set forth in Section 7.2.5.

“Buyer Delivered Documents” means this Agreement, the Ancillary Agreements and each of the other agreements, instruments, and documents to be executed and delivered by Buyer pursuant to this Agreement.

“Buyer Indemnified Parties” means Buyer, its Affiliates and their respective officers, managers, directors, employees, agents and representatives.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 7.2.7.

“Carveout Financial Statements” has the meaning set forth in Section 7.12.

“Charitable Gaming Business” has the meaning set forth in the recitals to this Agreement.

“Claim-Related Expenses” means any and all reasonable third-party expenses incurred in connection with investigating or defending any Action incident to any matter indemnified against hereunder, including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

“Closing” has the meaning set forth in Article 3.

“Closing Date” has the meaning set forth in Article 3.

“Closing Date Payment Amount” has the meaning set forth in Section 2.4.

“Closing Letter of Credit” means a customary form letter of credit issued by a nationally recognized bank (such bank being reasonably acceptable to Buyer) that is irrevocable, in the principal amount of $3,000,000 for a term expiring on December 31, 2027, posted by Next Generation Gaming, LLC in favor of Buyer (or an Affiliate designated by Buyer), permits partial draws and payment demand upon a default by Next Generation Gaming, LLC under the Assumed Contracts to which it is a party and otherwise contains terms and conditions reasonably acceptable to Buyer.

“Closing Working Capital” means, as of the Effective Time, an amount equal to (i) the current assets of the Business constituting Purchased Assets and that are specifically listed on the sample calculation attached as Schedule 1.1(b), minus (ii) the current liabilities of the Business constituting Assumed Liabilities and that are specifically listed on the sample calculation attached as Schedule 1.1(b), in each case, calculated as of such time in accordance with the Accounting Principles (it being understood that Closing Working Capital shall exclude all Excluded Assets and Excluded Liabilities).

“COBRA” means the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Competing Transaction” has the meaning set forth in Section 6.6.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means any contract, promissory note, indenture, mortgage, deed of trust, financial instrument, lease, sublease, license, arrangement, understanding or other agreement of any kind that is binding on a Person under applicable Law.

“Data Room” has the meaning set forth in Section 4.21.

“Deferral Period” means the three (3)-year period beginning January 1, 2025 and ending December 31, 2027.

“Deferral Period Year” means each of the 2025 Deferral Period, the 2026 Deferral Period and the 2027 Deferral Period.

“Deferred Consideration Notice of Disagreement” has the meaning set forth in Section 2.7.3(b)(ii).

“Deferred Consideration Payments” means, collectively, the Annual Deferred Payments (if any) and any payment in respect of the Additional Credit (if any).

“Deferred Consideration Resolution Period” has the meaning set forth in Section 2.7.3(b)(ii).

“Deferred Consideration Review Period” has the meaning set forth in Section 2.7.3(b)(i).

“Deferred Consideration Statement” has the meaning set forth in Section 2.7.3(a).

“Device” means a game terminal device for each single player of such game at a time.

“Device and Redemption Kiosk Manufacturing / Supply Agreement” has the meaning set forth in Section 8.3.1(h).

“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement (including all attachments thereto).

“DOJ” has the meaning set forth in Section 6.4.2.

“E-Tab” means an electronic version of a paper pull tab game, including “electronic pull tab,” “electronic instant bingo” and “electronic lucky 7s” games.

“Effective Time” has the meaning set forth in Article 3.

“Employee Benefit Plan” means any written or material unwritten (i) “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) stock or membership interest option, stock or membership interest purchase, stock or membership interest appreciation, equity or equity-based, restricted stock or membership interest, VEBA, profit sharing, pension, retirement, deferred compensation, incentive compensation, medical, life, disability, accident, salary continuation, paid time off, supplemental retirement, welfare and unemployment benefit plan or program (whether or not insured), or (iii) other compensation or benefit, employment or individual consulting plan, program policy, practice or Contract.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, claim, hypothecation, easement, lien, charge, lease, sublease, option, right of first offer or refusal or other transfer restriction, conditional sale or other title retention agreement, defect in title or other restriction of any kind.

“Environmental Law” means any Law relating to (i) pollution, the control of any pollutant, contaminant, or hazardous material, human health and safety, the protection or restoration of the environment (including ambient air, surface water, groundwater and land surface or subsurface strata), natural resources or the climate or the protection of endangered or threatened species; and (ii) the generation, manufacture, processing, use, handling, treatment, storage, disposal, Release, distribution or transportation of solid, gaseous or liquid wastes, or hazardous materials or substances.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.

“Estimated Statement” has the meaning set forth in Section 2.5.

“Estimated Working Capital” has the meaning set forth in Section 2.5.

“Estimated Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to (i) Estimated Working Capital minus (ii) Target Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3.2.

“Excluded State” has the meaning set forth in Schedule 1.1(e).

“Exhibits” means the exhibits attached to this Agreement.

“Final Adjustment Statement” has the meaning set forth in Section 2.6.2(b).

“Final Purchase Price” means (i) the Purchase Price plus (ii) the Final Working Capital Adjustment Amount (which Final Working Capital Adjustment Amount may be positive or negative).

“Final Schedule 6.5” has the meaning set forth in Section 6.5.

“Final Working Capital” has the meaning set forth in Section 2.6.2(c).

“Final Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to (i) Closing Working Capital minus (ii) Target Working Capital.

“Financial Information” has the meaning set forth in Section 4.4.1.

“Fraud” means with respect to the Parties, actual and intentional fraud under Delaware law in the making of a representation or warranty expressly set forth in Article 4 or Article 5 of this Agreement, or any certificate delivered pursuant to Section 8.3 of this Agreement. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.

“FTC” has the meaning set forth in Section 6.4.2.

“G2 Gaming” has the meaning set forth in the preamble.

“GAAP” means United States generally accepted accounting principles in effect for the relevant time period.

“Game Content Development Services Agreement” has the meaning set forth in Section 8.3.1(f).

“Gaming” has the meaning set forth in the preamble.

“Gaming Authority” means any Governmental Body with supervisory power, regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or the ownership or conduct of online gaming products and services or other gaming activities and operations.

“Gaming Law” means, with respect to any Person or the Business, any Law governing or relating to the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, the ownership or conduct of online gaming products and services or other gaming activities and operations of such Person and its subsidiaries or the Business (as applicable), including the rules and regulations promulgated by any Gaming Authority.

“Gaming Licenses” means the consents, registrations, approvals, findings of suitability, licenses, declarations, notices or filings required to be made, given or obtained under any Gaming Law in connection with this Agreement and the consummation of the transactions contemplated hereby.

“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, certificate or articles of formation or organization, bylaws, operating agreement, articles of association, or other charter documents or organizational or governing documents or instruments of such Person.

“Governmental Body” means any court or government (federal, state, local, foreign, tribal or provincial) or any political subdivision thereof, including any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality, including any Gaming Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, resolution or settlement agreement, determination or award entered by or with any Governmental Body.

“Hazardous Material” means any material, substance or waste that is regulated, classified, defined, limited or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, or for which liability can be imposed under any Environmental Law, including petroleum and its by-products, asbestos in any form, polychlorinated biphenyls, per- and polyfluorinated substances, radioactive substances, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone depleting substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IGT” has the meaning set forth in Section 2.3.1(e).

“Indemnifiable Loss” has the meaning set forth in Section 10.6.

“Indemnified Party” has the meaning set forth in Section 10.5.1.

“Indemnifying Party” has the meaning set forth in Section 10.5.1.

“Intellectual Property” means any and all intellectual property and proprietary rights whether protected, created, or arising under the Laws of the United States or any other jurisdiction throughout the world, including all rights in, arising out of, or associated with any of the following: (i) patents, utility models, and applications therefor, statutory invention registrations, registered designs, industrial design registrations, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; (ii) common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, ideas, designs, concepts, compilations of information, methods, techniques, discoveries, improvements, schematics, drawings, technical data, specifications, research and development information, technology, testing procedures, testing results, proprietary data (including user data, whether in identifiable or anonymized form), databases, data collections, business, financial sales and marketing plans and other technical information, procedures and processes (whether patentable or unpatentable and whether or not reduced to practice) and industrial designs; (iii) trade names, corporate names, product names, logos, slogans, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any renewal therefor, all other designations of source, origin, sponsorship, endorsement or certification, and any and all goodwill associated with and symbolized by the foregoing items; (iv) Internet domain name applications and registrations, social media handles and accounts; and (v) works of authorship (including all website content, documentation, advertising copy, marketing materials, and specifications, whether or not copyrightable) together with all translations, adaptations, derivations, and combinations thereof, copyrightable works (published or unpublished), copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, Software and database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated.

“IP License” has the meaning set forth in Section 8.3.1(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of Garrett Blackwelder, Tim Smith, Brian Brown, Kevin Morse, Marc Downing, Jason Smith, Matt Mabry, Alan Mizelle, Gerren Brown and Jimmy Forrest.

“Law” means any applicable statute, law, ordinance, code, rule, regulation, rule, order, judgment, decree or legally binding decisions enacted, adopted, issued or promulgated by any Governmental Body.

“Lease” has the meaning set forth in Section 4.8.1.

“Lease Assignment and Assumption Agreement” has the meaning set forth in Section 8.3.1(g).

“Leased Real Property” has the meaning set forth in Section 4.8.1.

“Leave” has the meaning set forth in Section 7.2.1.

“Losses” means, without duplication, any and all losses, liabilities, costs, claims, settlement payments, judgments, fines, penalties, damages, or Claim-Related Expenses.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on (i) the business, operations, results of operations, financial condition, assets or liabilities of the Business, taken as a whole, or (ii) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences: (a) resulting from or relating to the identity of Buyer or any of its Affiliates as the Buyer of the Business or the announcement of or execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers or others having relationships with the Business; (b) resulting from or relating to political conditions or any acts of terrorism, military action, or war (whether or not declared) or any escalation or worsening thereof or any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (c) relating to generally applicable economic conditions (including the state of the financial, debt, credit or securities markets, in the United States or elsewhere) or the industries in which the Business operates in general; (d) resulting from or relating to any change in Laws or GAAP or authoritative interpretations thereof; (e) resulting from or relating to the failure of the Business to meet projections, forecasts or estimates delivered to any Person (provided that the underlying causes of such changes or failures may be considered in determining whether there is a Material Adverse Effect unless otherwise provided in this definition); (f) resulting from or relating to any natural or man-made disaster or acts of God; (g) resulting from or relating to the taking of any action expressly required by this Agreement or any action taken at the express written request of Buyer; provided that clause (g) shall not apply to any action taken pursuant to Section 6.3 (unless Sellers have requested to take an action that is prohibited by Section 6.3 and Buyer has unreasonably withheld, conditioned or delayed its written consent to such action, in which case the failure of Sellers to take such action shall not be taken into account in determining whether there has occurred a “Material Adverse Effect”); and (h) any breach by the Buyer of any term of this Agreement or any other Ancillary Agreement to which the Buyer is a party; but only to the extent, in the case of clauses (b), (c), (d) or (f), such fact, circumstance, event, change, effect or occurrence does not disproportionately impact the Business, taken as a whole, relative to other companies in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.16.1.

“Maximum Deferred Payment Adjustment” has the meaning set forth in Section 2.7.2.

“New Installation and Replacement Activities” means the placement by either Seller or their respective Affiliates in the ordinary course of business of new Devices and Redemption Kiosks in either new or existing customer locations (whether in replacement of existing Devices and Redemption Kiosks, as applicable, or otherwise) at any time from and after January 1, 2025 until the Closing.

“New Installation and Replacement Activity Reimbursement Costs” means the sum of the following, in each case, in connection with New Installation and Replacement Activities: (i) the aggregate reimbursable costs for the Devices and Redemption Kiosks placed at customer locations determined as set forth on Schedule 1.1(d) and (ii) the aggregate reimbursable costs of charitable contributions or donations made by either Seller or their respective Affiliates to the extent made in the ordinary course of business as set forth on Schedule 1.1(d).

“New State” has the meaning set forth in Schedule 2.7.2(a).

“New State Measurement Period” has the meaning set forth in Schedule 2.7.2(a).

“Non-Transferable Asset” has the meaning set forth in Section 2.8.

“Notice of Disagreement” has the meaning set forth in Section 2.6.2(b).

“Objections” has the meaning set forth in Section 7.1.4.

“Open Source Software” means any Software, code or data library that is licensed (i) as freeware, shareware, open source software or under similar licensing models, (ii) under a license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) or (iii) under a license or agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such Software or other Software linked with, called by, incorporated, integrated, combined or distributed with or otherwise bundled with such Software be (a) disclosed, distributed, made available, offered, licensed or delivered in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (d) redistributable at no charge. For the avoidance of doubt, Open Source Software includes Software licensed or distributed under any of the following licenses or distribution model terms: (i) GNU’s General Public License (“GPL”) or Lesser/Library GPL; (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the BSD License and (v) Apache License.

“ordinary course of business” means (i) with respect to any Person, in the ordinary course of such Person’s business consistent with past practice and (ii) with respect to the Business, in the ordinary course of business of the Business consistent with past practice.

“Outside Date” has the meaning set forth in Section 9.1.5.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” has the meaning set forth in Section 4.18.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or can be paid without penalty, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) Encumbrances or rights of landlords, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable or that can be paid without penalty; (iii) easements, rights of way and restrictions on use that are imposed by Law relating to zoning, building or land use that are not presently violated and do not, and are not reasonably likely to, individually or in the aggregate, materially interfere with the conduct of the Business as currently conducted at the real property affected thereby; (iv) other non-monetary liens on, or minor imperfections of (or minor defects in) title with respect to, and minor encroachments upon, real property that, in each case, do not, and are not reasonably likely to, individually or in the aggregate, materially interfere with the conduct of the Business as currently conducted at such real property; (v) with respect to securities, restrictions imposed by applicable securities Laws; (vi) matters disclosed by a current and accurate survey provided to Buyer of any parcel of Leased Real Property, which matters do not, and are not reasonably likely to, materially interfere with the conduct of the Business as currently conducted; (vii) Encumbrances in respect of customary deposit accounts or brokerage accounts incurred in the ordinary course of business; (viii) Encumbrances in respect of deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of setoff; (ix) pledges, deposits or insurance in the ordinary course of business arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation or to secure public or statutory obligations; (x) non-exclusive licenses of Intellectual Property granted to end-user customers of Sellers arising in the ordinary course of business; and (xi) Encumbrances that will be released at Closing.

“Person” means and includes a natural person, a corporation (including a non-for-profit corporation), an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Body or any other entity.

“Personal Data” means (i) any information that can reasonably be used to identify a natural person or that relates to an identified or identifiable natural person or (ii) any information that is protected by applicable Privacy Laws.

“Post-Closing Tax Period” means any taxable period (or portion of any Straddle Period) starting after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion of any Straddle Period) starting on or before the Closing Date.

“Printed Paper Pull-Tabs Supply Agreement” has the meaning set forth in Section 8.3.1(i).

“Privacy and Data Security Requirements” means (i) all Privacy Laws, (ii) obligations under all Contracts to which either Seller is a party or is otherwise bound that relate to Personal Data and (iii) all of the internal and external policies and representations of Sellers regarding the Processing of Personal Data.

“Privacy Laws” means any applicable Laws relating to the confidentiality, secrecy, security, protection, disposal, use, disclosure, international transfer, privacy, collection, access, transmission, sharing, storage, maintenance, retention, deletion, destruction, modification, alteration or other processing (collectively, “Process”, “Processed” or “Processing”) or marketing of Personal Data, including incident reporting and data breach notification requirements regarding such data.

“Process”, “Processed” and “Processing” have the meaning set forth in Section 1.1.

“Purchase Price” means $850,000,000.

“Purchased Assets” has the meaning set forth in Section 2.2.1.

“Qualifying Offer” has the meaning set forth in Section 7.2.1.

“R&W Policy” means that certain insurance policy obtained by Buyer, or an Affiliate of Buyer, covering breaches of the representations and warranties provided under Article 4 of this Agreement, for which the binder is attached hereto as Exhibit A.

“Redemption Kiosk” means any terminal that redeems and/or issues vouchers for players in respect of Device games.

“Registered Business-Utilized Owned Intellectual Property” has the meaning set forth in Section 4.11.1(a).

“Release” means any actual or threatened release, spilling, emitting, emptying, leaking, dumping, injection, pumping, pouring, deposit, disposing, discharging, dispersing, leaching or migration into or through the indoor or outdoor environment.

“Required Gaming Licenses” has the meaning set forth in Section 8.1.5.

“Resolution Period” has the meaning set forth in Section 2.6.2(b).

“Restricted Area” has the meaning set forth in Section 7.16.1(d).

“Restricted Business” has the meaning set forth in Section 7.16.1(c).

“Restricted Period” has the meaning set forth in Section 7.16.1(a).

“Restrictive Covenant Agreement” has the meaning set forth in Section 8.3.1(d).

“Retained Business” has the meaning set forth in the recitals to this Agreement.

“Revenue” has the meaning set forth in Schedule 1.1(f).

“Review Period” has the meaning set forth in Section 7.1.4.

“Sale Transaction” means a disposition of the Business by Buyer or its Affiliates in one or more transactions resulting in a third party holding directly or indirectly more than a majority of the assets, or a majority of, the voting power or equity interests of the owner of a majority of the assets of the Business (it being understood the foregoing does not include any internal restructuring, reorganization or similar transaction or series of transactions, in each case involving Light & Wonder, Inc. and/or its subsidiaries), provided, however, that one or more transactions, whether through merger, recapitalization, reorganization or other business combination or similar transaction, resulting in a direct or indirect change in the ownership of more than a majority of the assets or a majority of the voting power or equity interests of Light & Wonder, Inc. shall not constitute a Sale Transaction hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Delivered Documents” means this Agreement and each of the other agreements, instruments, and documents to be executed and delivered by Seller pursuant to this Agreement.

“Seller Indemnified Parties” means Seller, its Affiliates and their respective officers, managers, directors, employees, agents and representatives.

“Sellers’ 2024 Audited Financials” has the meaning set forth in Section 7.15.

“Sellers’ 401(k) Plan” has the meaning set forth in Section 7.2.7.

“Software” means all (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, including all software implementations of algorithms, models and methodologies for any of the foregoing, whether in source code, object code or other form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing and (v) all artificial intelligence or machine learning model-based tools, applications or information technology systems, including the models’ architecture, parameters (e.g., weights), as well as data preparation and training processes by which such parameters are derived (“Artificial Intelligence Tools”).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Submitted Items” has the meaning set forth in Section 2.6.2(c).

“Target Working Capital” means $12,600,000.

“Tax” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or payable to any Governmental Body, in each case, in the nature of a tax, and including any interest or penalties imposed with respect thereto.

“Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 10.5.2(a).

“Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party that is used or held for use in connection with the Business.

“Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction or transactions, does not, directly or indirectly, hold more than a majority of the assets or a majority of the voting power or equity interests of the owner of a majority of the assets of the Business.

“Top Customers” has the meaning set forth in Section 4.17.

“Top Vendors” has the meaning set forth in Section 4.17.

“Transfer Taxes” has the meaning set forth in Section 7.1.3.

“Transfer Time” has the meaning set forth in Section 7.2.1.

“Transferred Employee” has the meaning set forth in Section 7.2.1.

“Transition Services Agreement” has the meaning set forth in Section 8.3.1(e)

“WARN Act” has the meaning set forth in Section 7.2.8.

1.2          Construction.

1.2.1        Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to all genders; (v) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time; (vi) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; (vii) titles and captions used in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (viii) the word “or” shall be non-exclusive; (ix) the use of “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (x) the word “will” shall be construed to have the same meaning and effect as the word “shall”.

1.2.2        A reference to any Person includes such Person’s successors and permitted assigns.

1.2.3        Any reference to “days” means calendar days unless Business Days are expressly specified.

1.2.4        Any references to “dollars” or “$” means dollars of the United States of America.

1.2.5        Any references to any Contract (including this Agreement) are to such Contract as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof.

1.2.6        The Disclosure Schedules and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes. The information and disclosures set forth in each section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other section and subsection thereof where the applicability of such information or disclosure to such other section or subsection is reasonably apparent on the face of such disclosure. The disclosures in the Disclosure Schedules may be over-inclusive, considering the materiality standards contained in, and the disclosures required by, the provisions of this Agreement, and the fact that any item or matter is disclosed in the Disclosure Schedules shall not be deemed to set or establish different standards of materiality or required disclosures from those set forth in the corresponding provisions of this Agreement. The disclosure of any item or information in the Disclosure Schedules is not an admission that such item or information is material or required to be disclosed in the Disclosure Schedules or is of a nature that would constitute a Material Adverse Effect. The information and disclosure contained in the Disclosure Schedules shall not be deemed to expand in any way the scope or effect of the representations and warranties set forth in this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

ARTICLE 2
PURCHASE AND SALE

2.1          Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement and, subject to the exclusions set forth in Section 2.2.2, on the Closing Date, each Seller shall sell, assign, transfer, convey and deliver to Buyer or its Affiliates as designated by Buyer, and Buyer or such of its Affiliates shall purchase and accept from each Seller, all of such Seller’s respective right, title, and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

2.2          Purchased Assets and Excluded Assets.

2.2.1        Purchased Assets. “Purchased Assets” means (i) all of G2 Gaming’s right, title and interest in and to all assets, properties and rights (other than the Excluded Assets), including to the extent set forth below, and (ii) all of Gaming’s right, title and interest in and to all assets, properties and rights primarily related to the Charitable Gaming Business (other than the Excluded Assets), including to the extent set forth below:

(a)        all personal property and interests therein, including computers, office furniture, fixtures, office equipment, communications equipment, operating supplies, primarily related to the Business;

(b)        the Leases set forth on Schedule 2.2.1(b) (the “Assumed Leases”);

(c)        the Contracts primarily related to the Business (the “Assumed Contracts”), including those set forth on Schedule 2.2.1(c), which, for the avoidance of doubt, excludes the IGT Agreement;

(d)        the Business-Utilized Owned Intellectual Property, the Business-Utilized IT Systems owned or licensed by Sellers and the Business Intellectual Property License Agreements, including those set forth on Schedule 2.2.1(d);

(e)        the Devices primarily related to the Business (whether or not installed at customer locations or held in inventory as of the Effective Time), including those set forth on Schedule 2.2.1(e) (the “Transferred Devices”);

(f)        the Redemption Kiosks primarily related to the Business (whether or not installed at customer locations or held in inventory as of the Effective Time), including those set forth on Schedule 2.2.1(f);

(g)        any other raw materials, works-in-process, finished goods, components, consumables, supplies, packaging materials and other inventories primarily related to the Business as of the Effective Time;

(h)        the vehicles set forth on Schedule 2.2.1(h);

(i)        all claims and rights of action of any nature whatsoever against any Person that relate to or arise out of the Purchased Assets or the Assumed Liabilities, in each case, to the extent such claims and rights arise after the Effective Time;

(j)        the personnel files of the Transferred Employees, except as otherwise prohibited by applicable Law;

(k)        all books and records, including regulatory filings, technical documentation, user documentation, work papers, supplier and customer lists, other distribution lists, financial and accounting books records, reports, budgets, forecasts, Tax records, Tax Returns and Tax related work papers, purchase orders and invoices, sales orders and sales order log books, cost and pricing information, marketing documentation, operating, production and other manuals, promotional literature and miscellaneous records, and all other documents, files, correspondence, data (including historical financial data and employee emails) and other information, in all cases, in any form or medium, primarily related to the Business;

(l)        all rights under any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement or arrangement with any Transferred Employee to the extent related to the Business;

(m)        all accounts receivables and prepaid items of the Business to the extent included in Closing Working Capital (which, for the avoidance of doubt, with respect to prepaid items, only includes (i) prepaid software for ZenDesk and EZTexting and (ii) prepaid licensing fees of the Business in charitable gaming jurisdictions, which as of the date hereof, includes Kentucky, North Dakota, New Hampshire, Ohio and Virginia);

(n)        all goodwill related to the Business or any of the Purchased Assets; and

(o)        other than assets of the type set forth in the foregoing clauses (a) through (l), all other properties, assets and rights (tangible or intangible) that are primarily related to the Business, including those set forth in Schedule 2.2.1(o) to this Agreement.

2.2.2        Excluded Assets. Notwithstanding the provisions of Section 2.2.1, Buyer shall acquire no right, title or interest in any Excluded Asset under or pursuant to this Agreement or as a result of the transactions contemplated hereby. The “Excluded Assets” consist of (i) the assets, properties and rights of G2 Gaming solely as explicitly listed below and (ii) all of the assets, properties and rights of Gaming other than the Purchased Assets, including as explicitly set forth below:

(a)        all assets, properties and rights (other than Intellectual Property) primarily related to the Retained Business or any of Gaming’s businesses or operations (other than the Charitable Gaming Business);

(b)        all cash and cash equivalents, bank accounts, deposits and marketable securities and any prepaid items (other than those specified as Purchased Assets in the parenthetical in Section 2.2.1(m)) of the Business and the Retained Business;

(c)        all claims and rights of action of any nature whatsoever either (i) against any Person to the extent arising out of either Seller’s ownership, use or possession of any of the Purchased Assets or Assumed Liabilities on or before the Effective Time or (ii) against any Person relating to any of the Excluded Assets or Excluded Liabilities;

(d)        all rights under, and assets held by, the Business Benefit Plans and other employee compensation or benefit plans, programs, arrangements and agreements, including any employment agreements and any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements;

(e)         all claims for refunds of Asset-Level Taxes attributable to Pre-Closing Tax Periods and claims for refunds of any other Taxes paid by either Seller or any of their respective Affiliates;

(f)         each Seller’s, and their respective Affiliates’ (i) minute books, Governing Documents, share records and Tax Returns, other than Tax Returns that relate solely to the Business; (ii) all books and records which Sellers or any of their Affiliates are required by Law to retain or that relate to the Excluded Liabilities; provided, however, that copies of such books and records are, to the extent permitted by Law, included in the Purchased Assets to the extent primarily related to the Business; (iii) all records, reports, correspondence and memoranda prepared or received by Sellers or any of their respective Affiliates (including all analyses relating to the Business or Buyer so prepared or received), and all valuations, expressions of interest and bids received from all Persons, in each case, in connection with the sale of the Business or the transactions contemplated hereby; (iv) all financial statements of Sellers or their respective Affiliates and all records (including working papers) related thereto, in each case, other than those that relate primarily to the Business; and (v) any document or other item subject to attorney-client or similar privilege;

(g)        all amounts owed by Sellers or any Affiliate of either Seller, on one hand, to either Seller or another Affiliate of either Seller, on the other hand;

(h)        all insurance policies and all of either Seller’s rights thereunder, including insurance policies in respect of directors and officers and to all claims against insurance carriers;

(i)        any claims, rights and interest in and to any refunds of income Taxes of Sellers, and its Affiliates with respect to the operation of the Business or the Purchased Assets for taxable years or periods ending on or prior to the Closing Date, and all beneficial interests in any portion of such a refund with respect to the operation of the Business or the Purchased Assets for any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on or prior to the Closing Date;

(j)        all Permits of either Seller, including any Permit required to operate the Business under applicable Law;

(k)        the vehicles set forth on Schedule 2.2.2(k);

(l)        all Contracts (including the IGT Agreement) that are not Assumed Contracts;

(m)        all Leases that are not Assumed Leases;

(n)        personnel files to the extent that any transfer or assignment thereof is prohibited by applicable Law;

(o)        the Intellectual Property assets set forth on Schedule 2.2.2(o); and

(p)        all rights which accrue or will accrue to Sellers under this Agreement and the Seller Delivered Documents.

2.3          Assumed Liabilities and Excluded Liabilities.

2.3.1        Assumed Liabilities. Buyer shall assume, as of the Effective Time, and shall pay, perform and discharge when due, all liabilities and obligations of Sellers and their respective Affiliates arising out of or relating to the Business, the Purchased Assets or the Transferred Employees, in each case, solely to the extent arising after the Effective Time or as otherwise expressly set forth below, but in each case excluding any Excluded Liabilities (the “Assumed Liabilities”), including the following:

(a)        the accounts payable or trade payables related to Virginia gaming fee payables, gas bills for vehicle fleet and software payable for ZenDesk and EZTexting;

(b)        all liabilities and obligations under the Assumed Leases to the extent arising after the Effective Time;

(c)        all liabilities and obligations under the Assumed Contracts to the extent arising after the Effective Time;

(d)        all liabilities and obligations related to the lease obligations for the vehicles set forth on Schedule 2.2.1(h) to the extent arising after the Effective Time;

(e)        all liabilities and obligations related to the license fees associated with the Transferred Devices, pursuant to the terms of the Patent Cross License Agreement for Game Features dated August 29, 2024 by and between IGT, a Nevada corporation (“IGT”) and Gaming (the “IGT Agreement”);

(f)        vacation and other paid time off accrued, after the applicable Transfer Time, with respect to the Transferred Employees; and

(g)        all liabilities for Asset-Level Taxes for any Post-Closing Tax Period (calculated for a Straddle Period in accordance with Section 7.1.1).

2.3.2        Excluded Liabilities. Other than the Assumed Liabilities, Buyer does not assume any of Sellers’ or any of their respective Affiliates’ liabilities or obligations (the “Excluded Liabilities”), including the following:

(a)        liabilities or obligations arising out of or relating to the Business or the Purchased Assets, in each case, to the extent arising either at or prior to the Effective Time or to the extent arising either out of or related to (i) events or circumstances on or prior to the Effective Time or (ii) the conduct of the Business at or prior to the Effective Time, including as relating to any infringement, misappropriation or other violation of the Intellectual Property rights of any third party due to the conduct of the Business at or prior to the Effective Time;

(b)        liabilities or obligations related to or arising out of the Excluded Assets;

(c)        any indebtedness of, or owed by, either Seller or its Affiliates;

(d)        (i) liabilities for Taxes of Sellers (or any Affiliate thereof), (ii) all liabilities for Asset-Level Taxes for any Pre-Closing Tax Period (calculated for a Straddle Period in accordance with Section 7.1.1) and (iii) all liabilities under escheat, abandoned property, unclaimed property or other similar Laws arising from or with respect to the Purchased Assets that relate to the period prior to the Closing Date;

(e)        liabilities or obligations arising out of or relating to the Business Benefit Plans;

(f)        liabilities or obligations arising out of or related to the Business Employees, other than those in respect of the employment of a Transferred Employee by Buyer or its Affiliates after the applicable Transfer Time;

(g)        liabilities or obligations arising out of or relating to accrued, but unpaid, vendor commissions as of the Effective Time;

(h)        any account payable or trade payables of the Business that are not specifically included as Assumed Liabilities under Section 2.3.1(a); and

(i)        the liabilities or obligations set forth on Schedule 2.3.2(i).

2.4          Closing Date Payment. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay to Sellers by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers an amount equal to (i) the Purchase Price, plus (ii) the Estimated Working Capital Adjustment Amount (which amount may be positive or negative) (the “Closing Date Payment Amount”). The Closing Date Payment Amount shall be subject to adjustment after the Closing Date as provided in Section 2.6.

2.5          Estimated Statement. No later than five (5) Business Days prior to the Closing, Sellers shall deliver to Buyer a written statement (the “Estimated Statement”) setting forth in reasonable detail Sellers’ good-faith estimate of (i) Closing Working Capital (“Estimated Working Capital”) and (ii) the Estimated Working Capital Adjustment Amount, in each case determined and calculated in accordance with the Accounting Principles and the applicable definitions set forth herein.

2.6          Determination of Final Purchase Price.

2.6.1        No later than the later of ninety (90) days after the Closing Date, Buyer shall deliver to Sellers a written statement (the “Buyer Adjustment Statement”) setting forth in reasonable detail Buyer’s good-faith calculation of (i) Closing Working Capital and (ii)  the Final Purchase Price, in each case determined and calculated in accordance with the Accounting Principles and the applicable definitions set forth herein. If Buyer fails to timely deliver the Buyer Adjustment Statement, then the Estimated Statement shall be deemed to be the Buyer Adjustment Statement delivered to Sellers hereunder and deemed to have been delivered on such ninetieth (90th). In connection with the preparation or review of, or resolution of any disputes with respect to, the Buyer Adjustment Statement, each of Buyer and Sellers shall make available to the other Parties and their respective representatives reasonable access during normal business hours to all relevant personnel, representatives, books and records and other items reasonably requested by any Party in connection therewith.

2.6.2        The following procedures shall apply with respect to the review of the Buyer Adjustment Statement:

(a)        Sellers shall have a period of forty-five (45) days after receipt by Sellers of the Buyer Adjustment Statement to review such report (the “Adjustment Review Period”).

(b)        If Sellers do not deliver to Buyer a written statement describing any objections Sellers have to the Buyer Adjustment Statement (a “Notice of Disagreement”) on or before the final day of the Adjustment Review Period, then Sellers shall be deemed to have accepted such Buyer Adjustment Statement, and such Buyer Adjustment Statement shall be deemed to be the “Final Adjustment Statement” for purposes of this Agreement and the payment (if any) contemplated by Section 2.6.3. If Sellers deliver to Buyer a Notice of Disagreement on or before the final day of the Adjustment Review Period, then Buyer and Sellers shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If Buyer and Sellers reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Statement, as modified by such resolution and supplemented by the items that were not disputed from the Estimated Statement, shall be deemed to be the “Final Adjustment Statement” for purposes of this Agreement and the payment (if any) contemplated by Section 2.6.3.

(c)        If such a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Sellers shall promptly jointly retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement to the Accounting Firm for resolution in accordance with this Section 2.6.2(c) (any such items submitted to the Accounting Firm, the “Submitted Items”). Any item that is not a Submitted Item shall be deemed final and binding on the Parties. The Accounting Firm will be instructed to (A) make a final determination that is within the range of the respective positions taken by each of Buyer and Sellers on an expedited basis (and in any event within thirty (30) days after submission of the Submitted Items) with respect to each of the Submitted Items (and only the Submitted Items) based solely on the Estimated Statement, the Buyer Adjustment Statement, the Notice of Disagreement and any statements provided to the Accounting Firm in accordance with Section 2.6.2(b) and (B) prepare and deliver to Buyer and Sellers a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Submitted Item (the “Accounting Firm’s Report”). In making its determination, the Accounting Firm shall act as an expert, and not as an arbitrator. During the ten (10) Business Days after submission of the Submitted Items to the Accounting Firm, each of Buyer and Sellers may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Submitted Items (and only the Submitted Items). The Parties agree that (1) the Accounting Firm’s determination with respect to each Submitted Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable, absent fraud or manifest error, (2) the Buyer Adjustment Statement, as modified by any changes thereto in accordance with the Accounting Firm’s Report and supplemented by the items that were not disputed from the Estimated Statement, shall be deemed to be the “Final Adjustment Statement” for purposes of this Agreement and the payment (if any) contemplated by Section 2.6.3, (3) the procedures set forth in this Section 2.6.2 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Statement and (4) the Accounting Firm’s determination under this Section 2.6.2(c) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced, absent fraud or manifest error. Closing Working Capital as set forth in the Final Adjustment Statement shall be deemed to be the “Final Working Capital”. For the avoidance of doubt, the Parties’ respective indemnification obligations set forth in Article 10 shall not be affected by any amount reflected in the Final Adjustment Statement, except to the extent necessary to avoid duplication.

2.6.3        In connection with the dispute resolution procedures set forth in this Section 2.6, Buyer and Sellers agree to execute, if requested by the Accounting Firm, an engagement letter in customary form that is reasonably satisfactory to each of Buyer and Sellers.

2.6.4        Each of Buyer and Sellers shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.6 and (B) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based upon the degree to which the Accounting Firm has accepted the respective positions of Buyer and Sellers (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s Report).

2.6.5        Within two (2) Business Days after the determination of the Final Adjustment Statement in accordance with this Section 2.6:

(a)        if the Additional Payment Amount is a positive number, then Buyer shall pay an amount in cash equal to the Additional Payment Amount to Sellers by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers; or

(b)        if the Additional Payment Amount is a negative number, then Sellers shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer.

For purposes hereof, “Additional Payment Amount” (which may be a positive or a negative number) means Final Working Capital minus Estimated Working Capital; provided that “Final Working Capital minus Estimated Working Capital” for such purposes shall be deemed to be zero if the amount that the Target Working Capital exceeds the Final Working Capital or the amount by which the Final Working Capital exceeds the Target Working Capital is less than two percent (2%) of the Target Working Capital; provided, further, that if such excess exceeds two percent (2%) of the Target Working Capital, then “Final Working Capital minus Estimated Working Capital” for such purposes shall be only such amount in excess of such two percent (2%).

2.7          Deferred Consideration. Subject to the terms and conditions of this Section 2.7, Sellers may be entitled to receive, and Buyer may be obligated to pay, as additional consideration for the Purchased Assets, an aggregate amount not to exceed $200,000,000 in the form of one or more Deferred Consideration Payments. In no event shall any amounts payable by Buyer pursuant to this Section 2.7 exceed, in the aggregate, $200,000,000.

2.7.1        Annual Deferred Payments. Subject to the terms and conditions set forth on Schedule 2.7.1, Sellers shall be entitled to receive, and Buyer shall be obligated to pay, an aggregate amount not to exceed $200,000,000, comprised of three (3) payments of up to $33,333,333.33, $33,333,333.33 and $133,333,333.34 (each, an “Annual Deferred Payment”) in respect of the 2025 Deferral Period, the 2026 Deferral Period and the 2027 Deferral Period, respectively, determined as set forth on Schedule 2.7.1. Each Annual Deferred Payment (if any) shall be made no later than five (5) Business Days following the final determination of the corresponding Deferred Consideration Statement pursuant to Section 2.7.3.

2.7.2        Additional Credit. This Section 2.7.2 (and Schedule 2.7.2(a)) shall only apply to the extent that the aggregate Annual Deferred Payments determined pursuant to Section 2.7.1 are less than $200,000,000 (such difference, if any, expressed as a positive number, the “Maximum Deferred Payment Adjustment”). In such event, the rights and obligations of the Parties set forth in Schedule 2.7.2(a) shall apply. For illustrative purposes only, Schedule 2.7.2(b) sets forth an example of the Additional Credit calculated in accordance with this Agreement.

2.7.3        Determination of Deferred Consideration Payments.

(a)            Within ninety (90) days following (i) the end of each Deferral Period Year and (ii) if occurring after December 31, 2027, the end of the last New State Measurement Period (if any), Buyer shall prepare and deliver to Sellers a statement (each, a “Deferred Consideration Statement”) setting forth in reasonable detail Buyer’s good-faith calculation of (A) Revenue for the applicable period(s), including for any New States (as applicable), and (B) if any, the Annual Deferred Payment and/or the Additional Credit (or the portion of the Additional Credit) payable hereunder, in each case determined and calculated in accordance with Schedule 1.1(c) and the applicable definitions set forth herein, it being understood that such calculation in respect of any New States and any related Additional Credit shall be included in (x) the Deferred Consideration Statement in respect of the 2027 Deferral Period and/or (y) if any New State Measurement Period continues after December 31, 2027, the Deferred Consideration Statement to be delivered within ninety (90) days following the end of the last New State Measurement Period. In connection with the preparation or review of, or resolution of any disputes with respect to, any Deferred Consideration Statement, each of Buyer and Sellers shall make available to the other Parties and their respective representatives reasonable access during normal business hours to all relevant personnel, representatives, books and records and other items reasonably requested by any Party in connection therewith.

(b)            The following procedures shall apply with respect to the review of any Deferred Consideration Statement:

(i)	Sellers shall have a period of forty-five (45) days after receipt by Sellers of any Deferred Consideration Statement to review such statement (the “Deferred Consideration Review Period”).

(ii)	If Sellers do not deliver to Buyer a written statement describing any objections Sellers have to the applicable Deferred Consideration Statement (a “Deferred Consideration Notice of Disagreement”) on or before the final day of the applicable Deferred Consideration Review Period, then Sellers shall be deemed to have irrevocably accepted such Deferred Consideration Statement, and such Deferred Consideration Statement shall be deemed to be final, conclusive and binding for all purposes hereunder. If Sellers deliver to Buyer a Deferred Consideration Notice of Disagreement on or before the final day of the applicable Deferred Consideration Review Period, then Buyer and Sellers shall attempt to resolve in good faith the matters contained in the applicable Deferred Consideration Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (a “Deferred Consideration Resolution Period”). If Buyer and Sellers reach a resolution with respect to such matters on or before the final day of the applicable Deferred Consideration Resolution Period, then the applicable Deferred Consideration Statement, as modified by such resolution, shall be deemed to be final, conclusive and binding for all purposes hereunder.

(iii)	If such a resolution is not reached on or before the final day of the applicable Deferred Consideration Resolution Period, such remaining items in dispute shall be resolved in accordance with the procedures set forth in Section 2.6.2(c), mutatis mutandis, and shall become final, conclusive and binding for all purposes hereunder in accordance with such procedures.

(c)            Each of Buyer and Sellers shall (i) pay its own respective costs and expenses incurred in connection with this Section 2.7.3 and (ii) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based upon the degree to which the Accounting Firm has accepted the respective positions of Buyer and Sellers (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s Report).

2.7.4        Operations. Buyer shall comply with the obligations set forth in Schedule 2.7.4.

2.7.5        Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to offset, on a dollar-for-dollar basis, any amounts owed by any Seller to a Buyer Indemnified Party under Article 10 (subject to the limitations set forth in Section 10.6) from any Deferred Consideration Payment otherwise payable by Buyer to Sellers pursuant to this Section 2.7. For the avoidance of doubt, any amounts so set off shall be deemed to have been paid by Buyer to Sellers in accordance with this Section 2.7.

2.7.6        Sale Transaction. Upon the consummation of a Sale Transaction that occurs at any time when one or more Deferred Consideration Payments may be required pursuant to this Section 2.7, Buyer shall require that the applicable Third-Party Purchaser assume in writing all of Buyer’s obligations to pay any unpaid Deferred Consideration Payment in accordance with the terms hereof; provided that Buyer shall remain responsible for such obligations.

2.7.7        Payment. All payments required to be made by Buyer pursuant to this Section 2.7 will be made to Sellers by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers.

2.8          Non-Transferable Assets. Nothing in this Agreement shall be determined to transfer or assign to Buyer any Contract or other asset that would otherwise be included in the Purchased Assets if an attempted transfer or assignment (a) without the consent of any Person would constitute a breach or default of such Contract or asset or create a termination right under such Contract, and such Person does not give its consent (or waive its right to consent), or (b) would otherwise be unlawful, ineffective or would materially impair Buyer’s rights under the Contract or asset in question so that Buyer would in effect not acquire the benefit of such rights (each a “Non-Transferable Asset”); provided, however, that prior to and following the Closing and until the earlier of (A) the date that is three (3) years following the Closing and (B) the date on which such Non-Transferable Asset is so transferred or assigned, Sellers and Buyer shall use commercially reasonable efforts to obtain and make any necessary consents for the transfer or assignment of all Non-Transferable Assets to be so transferred or assigned; provided, further, that neither Sellers nor Buyer shall be required to (i) pay any consideration to any Person for the purpose of obtaining any such consent or (ii) pay any costs and expenses of any other Person (other than ordinary course out-of-pocket costs and expenses, including attorney’s fees) resulting from the process of obtaining any such consent. With respect to each such Non-Transferable Asset, (i) Sellers will cooperate in any reasonable and lawful arrangements designed to provide to Buyer all of the benefits, economic and otherwise, of such Non-Transferable Asset (including promptly remitting to Buyer or its designated Affiliate any revenue received by Sellers on account of any such Non-Transferable Asset related to the Post-Closing Tax Period), (ii) Sellers will not terminate, alter, amend, assign or otherwise transfer any such Non-Transferable Asset without Buyer’s express written consent, and will use commercially reasonable efforts to maintain and preserve such Non-Transferable Asset, and (iii) until such Non-Transferable Asset is assigned to Buyer or its designated Affiliate, Sellers will use commercially reasonable efforts to enforce, at the reasonable direction and for the account, at the sole expense, of Buyer, any right of Sellers arising under any such Non-Transferable Asset against any counterparty thereto or other Person (including the right to amend or terminate any such Non-Transferable Asset in accordance with the terms thereof). Any applicable Seller will provide Buyer with notice of any claim asserted by any Person against or with respect to any Non-Transferable Asset after the Closing as soon as practicable after becoming aware of any such claim. If any such claim is asserted, Buyer will have the right to direct the defense of such claim at Buyer’s sole cost and expense, whether or not litigation, arbitration or other dispute resolution proceedings have been instituted and even if Buyer is not named as a party to such claim.

2.9          Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under applicable Law; provided that prior to making any such deduction or withholding, Buyer shall (a) use commercially reasonable efforts to timely notify such Person of the anticipated deduction and withholding and (b) cooperate with such Person in good faith to minimize the amount of the deduction and withholding. To the extent that amounts are deducted and withheld and paid over to the relevant Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
CLOSING

Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 9, and subject to the satisfaction or waiver of all of the conditions set forth in Article 8, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures as soon as practicable, but in any event within three (3) Business Days, after the last of the conditions set forth in Article 8 is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment at the Closing or waiver of those conditions, or at such other date or time as the Parties shall agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules delivered by Sellers to Buyer on the date of this Agreement, which contain exceptions and qualifications to the representations and warranties set forth in this Article 4, each Seller hereby represents and warrants to Buyer, jointly and severally, as follows as of the date of this Agreement and as of the Closing:

4.1          Organization and Qualifications. Each Seller has the necessary power and authority to own, operate or lease its properties and assets and to carry on its business, including the applicable Business, as now conducted. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of its state of organization and has the requisite power and authority to carry on its business, including the applicable Business, as now conducted. Each Seller is duly qualified to do business and in good standing in each other jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it, including the applicable Business, make such qualification and good standing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.2          Authority and Enforceability. Each Seller has the corporate power and authority to execute and deliver this Agreement and the other Seller Delivered Documents and to consummate the transactions contemplated by this Agreement and the other Seller Delivered Documents and otherwise comply with and perform each Seller’s obligations under this Agreement and the other Seller Delivered Documents. The execution, delivery and performance by each Seller of the Seller Delivered Documents, and the consummation by each Seller of the transactions contemplated on its part thereby, have been duly authorized by its board of directors in accordance with the terms of its Governing Documents. No other action on the part of each Seller is necessary to authorize the execution, delivery and performance of the Seller Delivered Documents by each Seller, or the consummation by each Seller of the transactions contemplated by the Seller Delivered Documents. The Seller Delivered Documents will, when executed and delivered by each Seller, constitute each Seller’s valid and binding obligations enforceable against it in accordance with their terms, except (a) as such enforcement may be limited by bankruptcy, reorganization, insolvency or other Laws and court decisions relating to or affecting the enforcement of creditors’ rights generally (including statutory or other Laws regarding fraudulent transfers), and (b) as to the availability of specific performance or other equitable remedies.

4.3          No Violation of Laws or Agreements; Consents.

4.3.1        The execution and delivery by each Seller of the Seller Delivered Documents, the consummation of the transactions contemplated by the Seller Delivered Documents, and the compliance with or fulfillment of the terms, conditions or provisions of the Seller Delivered Documents by each Seller, do not and will not: (a) result in a violation of any provision of the Governing Documents of each Seller; (b) conflict with, violate any provision of, result in the breach of, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any Assumed Contract or any Assumed Lease, or create an Encumbrance on any of the Purchased Assets, other than as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole; or (c) result in a violation of, conflict with or constitute a default under any Law or Permit from any Governmental Body to which each Seller is subject or by which any of the Business, Purchased Assets or Assumed Liabilities is bound or affected, or otherwise require consents, approvals, authorizations, registrations, permits or filings by, or with, or notifications to, a Governmental Body, in each case of this clause (c), other than (i) as may be required by the HSR Act, (ii) the Required Gaming Licenses and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole.

4.3.2        As of the date of this Agreement, to each Seller’s Knowledge, there are no facts or circumstances with respect to Sellers or any of their respective Affiliates or the Business that would prevent or materially delay receipt of any Gaming Licenses.

4.4          Financial Information; Internal Controls; Assumed Liabilities.

4.4.1        The Business is not a separately audited unit of Sellers. As a result, the financial statements prepared for the Business are not prepared as part of Sellers’ normal reporting process. Section 4.4.1 of the Disclosure Schedules sets forth a true and complete copy of the unaudited statements of net assets and statements of income of the Business as of and for the fiscal years ended December 31, 2023 and December 31, 2024 (the “Financial Information”), which, in each case, have been compiled by management of Sellers and derived from the books and records of Sellers. Such books and records of Sellers have been prepared in all material respects in accordance with GAAP consistently applied through the periods covered thereby and on that basis, fairly presents in all material respects the financial position and results of operations of Sellers as of the dates and for the periods indicated therein. The Financial Information has been prepared in all material respects in accordance with GAAP consistently applied through the periods covered, except as disclosed in Section 4.4.1 of the Disclosure Schedules. The Financial Information presents a reasonable view of, the financial condition and results of operations of the Business at their respective dates and for the periods covered by such statements, subject to certain methodologies described therein, but do not necessarily reflect what the consolidated results of operations and financial positions would have been if the Business had been operated independently of the Retained Business during the periods presented.

4.4.2        Each Seller’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements of Sellers in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of such Seller.

4.4.3        The Business does not have any obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, except for those obligations or liabilities (i) that are disclosed, reflected or reserved against in the most recent balance sheet included in the Financial Information, (ii) that have been incurred in the ordinary course of business since December 31, 2024, (iii) that are contemplated by this Agreement or the Ancillary Agreements, (iv) that are Excluded Liabilities, (v) for future performance under the Assumed Contracts or (vi) that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole.

4.5          Absence of Certain Changes or Events. Since December 31, 2024 and to the date of this Agreement (a) there has not been any Material Adverse Effect and (b) Sellers have conducted their business only in the ordinary course of business and have not taken any action which, if taken after the date of this Agreement and prior to the Closing Date without the prior written consent of Buyer, would constitute a breach under clauses (a) through (h), (j), (k), (l) or (o) (to the extent related to the foregoing clauses) of Section 6.3.

4.6          Taxes. Except as where it would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

4.6.1        All Tax Returns required to be filed with respect to Asset-Level Taxes have been filed in a timely manner (taking into account any applicable extension periods) and all Asset-Level Taxes due and owing (whether or not shown on such Tax Returns) have been paid. Such Tax Returns are true and complete in all material respects.

4.6.2        There are no Encumbrances for Taxes upon the Purchased Assets, except for Permitted Encumbrances.

4.6.3        Sellers are not currently the subject of any Tax audit or examination with respect to Asset-Level Taxes. There are no unpaid deficiencies asserted or assessments made by any Governmental Body against or with respect to Sellers in connection with Asset-Level Taxes. No presently effective waivers or extensions of statutes of limitation with respect to Asset-Level Taxes have been given with respect to either Seller. Neither Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Body relating to Asset-Level Taxes, and has not been subject to any ruling guidance related to Asset-Level Taxes. No claim has been made by a Governmental Body in a jurisdiction where Tax Returns are not filed by or with respect to either Seller in connection with the Business or the Purchased Assets that it is or may be subject to taxation by that jurisdiction with respect to Asset-Level Taxes.

4.6.4        Sellers have withheld and paid over to the appropriate Governmental Body all Taxes required to have been withheld and so paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Laws, in each case with respect to the ownership of the Purchased Assets or operation of the Business.

4.6.5        None of the Purchased Assets are subject to any liabilities under escheat, abandoned property, unclaimed property or other similar Laws.

Notwithstanding anything to the contrary in this Agreement, except as provided in Section 4.14, the representations and warranties set forth in this Section 4.6 are the sole representations and warranties provided by Sellers with respect to Tax matters, and such representations and warranties (i) refer only to the past activities of Sellers, and (ii) are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes or Tax assets attributable to any Post-Closing Tax Period.

4.7          Title to Purchased Assets; Sufficiency.

4.7.1        Each applicable Seller is the sole and exclusive owner of, and has good, valid and marketable title to or, in the case of leased Purchased Assets, valid and subsisting leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances. The Purchased Assets (including, for the avoidance of doubt, the Intellectual Property set forth on Schedule 2.2.1(d)), together with the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements (including, for the avoidance of doubt, the Transition Services Agreement) and any other agreements to be entered into pursuant hereto or thereto, will constitute, at the Effective Time, (a) all of the assets, properties and rights necessary to conduct the Business in substantially the same manner as the Business is conducted as of the date hereof and immediately prior to the Effective Time, (b) all of the assets, properties and rights primarily used or held for use by Sellers and their Affiliates in connection with the conduct of the Business, (c) all of the Intellectual Property used or held for use by Sellers and their Affiliates in connection with the conduct of the Business and (d) are sufficient to allow Buyer and its Affiliates to operate the Business, in all material respects, immediately following the Closing as conducted by Sellers and their respective Affiliates as of the date hereof and immediately prior to the Effective Time.

4.7.2        The tangible assets included in the Purchased Assets are, in all material respects, in good operating condition and repair, subject to normal wear and tear, and are useable in the ordinary course of business.

4.8          Real Property.

4.8.1        Section 4.8.1 of the Disclosure Schedules sets forth a true and complete list of each parcel of real property that is leased, subleased, licensed or occupied by either Seller and that is used in the conduct of the Business (the “Leased Real Property”), and with respect to each Leased Real Property, the address and a description of the applicable lease agreement, sublease, license or occupancy agreement, including all amendments, modifications and supplements thereto and assignments and guarantees thereof (each, collectively, a “Lease”). A Seller has a valid leasehold, subleasehold or license interest in and to each Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to each Lease: (i) each Lease is valid, binding and in full force and effect and enforceable by the Seller that is party thereto in accordance with its terms, (ii) the applicable Seller is not in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by the applicable Seller, or permit the termination, modification or acceleration of rent under such Lease by any counterparty thereto, (iii) to Sellers’ Knowledge, no counterparty to any Lease is in breach or default thereunder, and, to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by any such counterparty or permit the termination or modification thereof by the applicable Seller, and (iv) the applicable Seller has not subleased, licensed or granted to any third party a right to use or occupy all or any portion of the Leased Real Property demised under such Lease. Sellers have provided Buyer with a true and complete copy of each Lease.

4.8.2        There is no real property owned by Sellers or their respective Affiliates that is used in the conduct of the Business.

4.8.3        Neither Seller has received any notice of any condemnation or other proceeding in eminent domain pending or threated affecting any portion of any Leased Real Property. Sellers have sufficient rights of access to, and sufficient utilities servicing, each Leased Real Property, and there are no material pending or, to Sellers’ Knowledge, threatened Actions by any Governmental Body or any other Person to cancel, terminate or modify such rights of access or utilities. The structural improvements at each Leased Real Property are in good working order.

4.9          No Pending Litigation. There are no, and since January 1, 2022 there have been no, Actions (excluding any inquiries, investigations or audits by any Governmental Body) pending or, to Sellers’ Knowledge, threatened against or otherwise relating to the Business or the Purchased Assets that (a) challenge or seek to enjoin, alter or materially delay the transactions contemplated hereby or (b) would, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole. The Business is not subject to, and since January 1, 2022 has not been subject to, any Governmental Order that (i) challenges, enjoins, alters or would reasonably be expected to materially delay the transactions contemplated hereby or (ii) would, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole. Neither Seller has received any written notification of any, and to each Seller’s Knowledge there is no, inquiry, investigation or audit by any Governmental Body involving the Business or the Purchased Assets, except for regular inspections in the ordinary course of business. There is no unsatisfied judgment, penalty or award against either Seller with respect to the Business or the Purchased Assets.

4.10          Compliance With Law. (a) Each Seller, with respect to the Business, is, and since January 1, 2022 has been, in compliance in all material respects with all Laws (including Gaming Laws) applicable to the Business, (b) neither Seller has received any written communication or notice from a Governmental Body that alleges that the Business is not in compliance, in all material respects, with all Laws (including Gaming Laws) applicable to the Business and (c) neither Seller, and, to Sellers’ Knowledge, none of its officers, managers, directors, employees, agents or representatives, has made or provided (or committed to make or provide) any cash payment or other monetary or non-monetary benefit to a third party as a sales or marketing incentive in connection with the Business during the periods covered by the Financial Information.

4.11          Intellectual Property.

4.11.1        Business-Utilized Intellectual Property.

(a)        Section 4.11.1(a) of the Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) all Business-Utilized Owned Intellectual Property that is subject to an application or registration with a Governmental Body (“Registered Business-Utilized Owned Intellectual Property”), including, as applicable, all jurisdictions in which the Registered Business-Utilized Owned Intellectual Property is registered or applied for, all registration and application numbers, the date filed or issued, the present status and the registered owner (or applicant or registrant) for each registration and application, and (ii) all material unregistered Business-Utilized Owned Intellectual Property. All application and renewal fees and other steps required for the maintenance or protection of the Registered Business-Utilized Owned Intellectual Property have been paid on time or taken and all relevant national and international registries have been updated to reflect the information provided in respect of such Registered Business-Utilized Owned Intellectual Property. All Registered Business-Utilized Owned Intellectual Property is subsisting and, to Sellers’ Knowledge, valid and enforceable.

(b)        One or more of Sellers solely and exclusively owns all right, title and interest in and to all Business-Utilized Owned Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no Actions (including for opposition, cancellation, revocation or rectification) pending, or, to Sellers’ Knowledge, threatened against either Seller by any Person with respect to the ownership, validity, enforceability, effectiveness, registration or use of the Business-Utilized Owned Intellectual Property.

(c)        Sellers use and, since January 1, 2022, have used commercially reasonable efforts in accordance with customary industry practice to protect and maintain the confidentiality of all trade secrets included in the Business-Utilized Intellectual Property. No such trade secrets have been disclosed to any third Person except pursuant to a valid, written non-disclosure or confidentiality agreement restricting the disclosure and use of any such trade secrets. To Sellers’ Knowledge, no Person is in default or breach of such agreement.

(d)        Any founder, employee, director, partner, officer, contractor or third Person who, either alone or with others, creates, develops, invents or has created, developed or invented, any Business-Utilized Owned Intellectual Property has entered into a valid and enforceable written agreement with a Seller that obliges such employee or Person to disclose and to presently assign such Intellectual Property to Sellers (which vests in a Seller or one of their respective Affiliates, as appropriate, exclusive ownership in such Intellectual Property). No current or former founder, employee, director, partner, officer or contractor of either Seller has any ownership right to or in any Business-Utilized Owned Intellectual Property.

4.11.2        Business Intellectual Property License Agreements.

(a)        Section 4.11.2(a) of the Disclosure Schedules sets forth a true and complete list of all Business Intellectual Property License Agreements other than any Contracts for third-party Software that is generally, commercially available pursuant to a “shrink-wrap”, “click-through” or similar non-exclusive license under standard, non-negotiated terms with an upfront fee of less than $100,000.

(b)        With respect to the Business Intellectual Property License Agreements:

(i)        each such agreement is a valid and binding obligation of Seller(s) and, to Sellers’ Knowledge, a valid and binding obligation of each other party thereto;

(ii)        Sellers are not in breach of any Business Intellectual Property License Agreement and neither Seller has received written notice or are otherwise aware of any event or circumstance that, with notice or lapse of time or both, would constitute a material breach or event of default under such Business Intellectual Property License Agreement;

(iii)        the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Business Intellectual Property License Agreements, or give any non-Seller party to any Business Intellectual Property License Agreement the right to do any of the foregoing;

(iv)        to Sellers’ Knowledge, no counterparty to any Business Intellectual Property License Agreement is in material breach thereof; and

(v)        none are exclusive licenses.

4.11.3        Non-Infringement. To Sellers’ Knowledge, since January 1, 2022, there has been no infringement, misappropriation, dilution or other violation and there is no infringement, misappropriation, dilution or other violation of any Business-Utilized Owned Intellectual Property by any third party. Since January 1, 2022, Sellers’ operation of the Business has not infringed, misappropriated, diluted or otherwise violated and currently does not infringe, misappropriate, dilute or otherwise violate any Third-Party Intellectual Property. Sellers, with respect to the Business, have not been sued in any Action or, since January 1, 2022, received any written communications alleging that the Business has infringed, misappropriated, diluted or otherwise violated any Third-Party Intellectual Property. Neither Seller, with respect to the Business, has sued a third party in any Action or, since January 1, 2022, sent any written communications alleging that any third party has infringed, misappropriated, diluted or otherwise violated any Business-Utilized Owned Intellectual Property.

4.11.4        Software. The Business-Utilized IT Systems are sufficient in all respects for the operation of the Business as presently conducted and as presently proposed to be conducted. Since January 1, 2022, the Business-Utilized IT Systems have not malfunctioned in any material manner, or experienced any material failure or other recurring technical problem, downtime or interruption. The Business-Utilized IT Systems function in compliance in all material respects with their written specifications without material defects or errors when used in accordance with such specifications and related documentation. To Sellers’ Knowledge, none of the Business-Utilized IT Systems contain any (i) virus, “trojan horse”, worm, bug, fault or other Software routines designed to permit unauthorized access to or disable, erase or otherwise harm the Business-Utilized IT Systems or data contained therein, (ii) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program or (iii) malicious code that is intended to disrupt or disable any Business-Utilized IT Systems.

4.11.5        Open Source Software. The Business-Utilized IT Systems do not contain any Open Source Software that (i) requires the licensing, disclosure or distribution of any source code of any Business-Utilized IT Systems, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any source code of any Business-Utilized IT Systems or (iii) requires the granting of a license or other right under any Business-Utilized Intellectual Property.

4.12          Data Privacy and Security.

4.12.1        Each Seller is in material compliance, and since January 1, 2022, has at all times been in material compliance, with all applicable Privacy and Data Security Requirements. Sellers have at all times obtained all rights, consents and licenses necessary to Process Personal Data in the manner it has been Processed, is now Processed and as proposed to be Processed in the Business by any Person on their behalf.

4.12.2        Sellers have at all times maintained, and presently maintain, reasonable backup, security and disaster recovery plans, in each case, using commercially reasonable efforts no less than industry-standard and in compliance with applicable Privacy and Data Security Requirements for the Business-Utilized IT Systems. Since January 1, 2022, to Sellers’ Knowledge, there have been (i) no unauthorized access to or unauthorized use of any Business-Utilized IT Systems and (ii) no unauthorized intrusions or breaches of security with respect to any Business-Utilized IT Systems.

4.12.3        Neither Seller has received any subpoenas, demands, or other written notices from any Governmental Body investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy and Data Security Requirements, and neither Seller is under investigation by any Governmental Body for any actual or potential violation of any Privacy and Data Security Requirements. No Person (including any Governmental Body) has commenced any Action nor has any written notice or enforcement Action of any kind been served on, or initiated against, either Seller under any applicable Privacy and Data Security Requirements or with respect to loss, damage or unauthorized access, use or modification of any Personal Data by or on behalf of either Seller and, to Sellers’ Knowledge, there are no facts or circumstances that could form the basis for any such claim. Since January 1, 2022, there have been no, and there are currently no pending or, to Sellers’ Knowledge, threatened, fines or other penalties facing either Seller in connection with any disclosure of Personal Data with respect to the operation of the Business or a violation of any applicable Privacy and Data Security Requirements.

4.12.4        To the extent Sellers use Personal Data as part of developing, training, operating or maintaining internal or third-party Artificial Intelligence Tools, a record is maintained of what data is being used and has been used for these purposes. Sellers use and have used commercially reasonable efforts (including, at a minimum, by conducting regular audits) to ensure (i) Sellers have sufficient rights in all data Processed by Sellers’ Artificial Intelligence Tools and (ii) Sellers’ Artificial Intelligence Tools operate as intended, in compliance with all applicable Laws and are not reasonably likely to harm or disparage Sellers or the reputation or goodwill of Sellers. Sellers’ use of Artificial Intelligence Tools does not and, since January 1, 2022, has not, resulted in the unauthorized disclosure to, or access by, any third party of Personal Data in possession of Sellers.

4.12.5        The consummation of the transactions contemplated by this Agreement as well as any subsequent use of Personal Data in a substantially similar manner to how such Personal Data is used by Sellers in connection with the Business immediately prior to the Closing will not breach or otherwise cause any violation of any Privacy and Data Security Requirements.

4.13          Labor Matters.

4.13.1        Section 4.13.1 of the Disclosure Schedules sets forth a list of (a) the Business Employees, as well as their current (i) name, (ii) title, (iii) exempt or non-exempt classification, (iv) current annual salary rate or current hourly wage, (v) amount of annual bonus eligibility, commissions and other incentive compensation, (vi) work location and (vii) Leave status, including the type of Leave and expected return date, and (b) individual independent contractors and consultants engaged by Sellers or their respective Affiliates in connection with the Business by name. The Business Employees are sufficient to allow Buyer and its Affiliates to operate the Business immediately following the Closing in the manner operated by Sellers as of the date hereof.

4.13.2        (i) Each Seller and its respective Affiliates is in compliance in all material respects with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) there is no collective bargaining agreement or other labor-related Contract that is binding on either Seller or any of its respective Affiliates, and there is no union organizing effort underway, pending or, to Sellers’ Knowledge, threatened, with respect to the Business Employees; (iii) there are no strikes, slowdowns, lockouts or work stoppages ongoing, pending or, to Sellers’ Knowledge, threatened, with respect to any of the Business Employees; and (iv) neither Seller nor any of its respective Affiliates is engaged in any unfair labor practices as defined in the National Labor Relations Act and there is no unfair labor practice, charge or complaint against either Seller or any of its respective Affiliates pending or, to Sellers’ Knowledge, threatened before the National Labor Relations Board or any similar state agency.

4.13.3        Except as required by Law, neither Seller nor any of its respective Affiliates is, with respect to the Business Employees, bound by:

(a)        any Contract that entitles a Business Employee to receive any salary continuation or severance payment (in excess of the applicable employer’s standard severance policy); or

(b)        any Contract that would result in either Seller or any of its respective Affiliates to make any payment or provide any benefit, or accelerate the payment or vesting of any compensation or benefit, to a Business Employee as a result of the execution and delivery of this Agreement or the transactions contemplated by this Agreement (whether alone or together with another event), including any “change in control” provisions or agreements.

4.13.4        Neither Seller, with respect to the Business, is a party to any collective bargaining agreement or other Contract with any union, labor organization or other employee representative body, there are no such agreements or Contracts that are binding on the Business, and neither Seller, with respect to the Business, is currently negotiating any such agreement or Contract.

4.13.5        There are not now, and have not been since January 1, 2022, any ongoing, pending or, to Sellers’ Knowledge, threatened, unfair labor practice charges or arbitrations, lawsuits, administrative complaints, harassment complaints, or proceedings or other Actions alleging violations of Laws relating to employment against either Seller or any of its respective Affiliates with respect to any Business Employee, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole, and there are no ongoing, pending or, to Sellers’ Knowledge, threatened, audits, investigations or other proceedings related to employment or labor matters with respect to the Business.

4.14          Employee Related Agreements and Plans; ERISA.

4.14.1        List and Types of Plans. Set forth in Section 4.14.1 of the Disclosure Schedules is a true and complete list of all material Business Benefit Plans. With respect to each material Business Benefit Plan, Sellers have made available to Buyer copies of (i) all plan documents or, in the case of an unwritten Business Benefit Plan, a written description thereof, including all amendments thereto, and (ii) the most recent determination or prototype opinion letter, if any, issued by the Internal Revenue Service. Each Business Benefit Plan complies, and has been administered in accordance with, its terms and applicable requirements of ERISA, the Code and other applicable Laws, in each case, in all material respects. No material Action is pending or, to Sellers’ Knowledge, threated, against or that is related to any Business Benefit Plan (other than routine claims for benefits in the ordinary course of business).

4.14.2        No Employee Benefit Plan is, and none of Sellers nor any of its respective ERISA Affiliates contributes to, has within the past six years contributed to, been required to contribute to or has any liability or obligation with respect to (i) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” as described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” as defined in Section (3)(40) of the Code, or (iv) a “multiemployer plan” as defined in Section 3(37) or 4001 of ERISA. No Employee Benefit Plan provides for post-employment health or life insurance, except as required by COBRA or any similar state Law.

4.14.3        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, either alone or together with any other event, result in any payment or benefit made by either Seller or any of its respective Affiliates to any Business Employee to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. None of Sellers nor any of its respective Affiliates is under any obligation to provide any gross up, indemnification, reimbursement or other payment for any excise or additional Taxes or related interest or penalties to any Business Employee, including those imposed pursuant to Section 409A or Section 4999 of the Code.

4.14.4        Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each corresponding trust intended to be tax-exempt under Section 501(a) of the Code is the subject of a favorable determination letter issued by the IRS. To Sellers’ Knowledge, no fact, event, circumstance or condition has occurred or exists that would reasonably be expected to cause the loss of such qualified status.

4.15          Environmental Matters. (a) Each Seller, with respect to the Business, is, and since January 1, 2022 has been, in compliance in all material respects with all Environmental Laws; (b) there are no Actions pending or, to Sellers’ Knowledge, threatened against Sellers, with respect to the Business, relating to or alleging a material violation of any Environmental Law and neither Seller has received written notice of any such Action; (c) neither Seller, with respect to the Business, has handled, disposed of, arranged for the disposal of, manufactured, distributed, exposed any Person to or Released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, that has given rise to or would reasonably be expected to give rise to any material liability under or pursuant to Environmental Law; (d) each Seller, with respect to the Business, holds and is, and since January 1, 2022 has been, in compliance in all material respects with all Permits required for the operations of the business of each Seller for owning, operating or utilizing the Purchased Assets under or pursuant to any Environmental Law; (e) neither Seller has received, since January 1, 2022 or that otherwise remains unresolved, any written notice alleging that either Seller is in material violation of, or has any material liability under, any Environmental Law with respect to the Business; and (f) neither Seller has retained or assumed (either contractually or by operation of law) any liabilities, in each case that would reasonably be expected to form the basis of any material remedial obligation or Action arising under or relating to Environmental Law against either Seller with respect to the Business.

4.16        Material Contracts.

4.16.1        Listing. Section 4.16.1 of the Disclosure Schedules sets forth a true and complete list of all Contracts (including amendments thereto) in effect as of the date hereof in the following categories (together with the Assumed Leases, the “Material Contracts”) (i) relating primarily to the Business or necessary for the conduct of the Business in the manner conducted by Sellers and their Affiliates and to which either Seller is a party or (ii) by which any of the Purchased Assets are bound:

(a)        Contracts (i) for the acquisition or disposition of (x) any business or (y) assets outside the ordinary course of business, in each case constituting Purchased Assets or (ii) for the grant to any person of any option, right of first refusal or preferential or similar right to acquire any of the Purchased Assets;

(b)        Contracts concerning a partnership or joint venture or similar arrangement or any other Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(c)        collective bargaining agreements or other similar Contracts with a labor organization relating to the Business Employees;

(d)        any note, debenture, bond, equipment trust, letter of credit, capital lease obligation, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or otherwise pertaining to indebtedness or that is a Contract for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person in connection with the Business (other than to or on behalf of an Affiliate of Sellers);

(e)        Contracts with a Top Customer or a Top Vendor;

(f)        Contracts with any Governmental Body;

(g)        Contracts that involve revenues or expenditures by the applicable Seller with respect to the Business in excess of $250,000 per annum (excluding sale orders entered into in the ordinary course of business and on the Business’ standard terms and conditions);

(h)        Contracts involving a commitment to make any capital expenditure in excess of $50,000;

(i)        Contracts that relate to employment, compensation, severance, or consulting between a Seller (or one its Affiliates) and any of the Business Employees who earned or was paid in excess of $100,000 annually in 2024;

(j)        Contracts between either Seller, on the one hand, and any other Seller or any Affiliate of either Seller, on the other hand (other than any Buyer Benefit Plan) (“Affiliate Contracts”);

(k)        Contracts that require a Seller to place the source code for any Software included in the Business-Utilized Intellectual Property into a third-party Software escrow;

(l)        Contracts containing covenants restricting or limiting the freedom of the Business to engage in any line of business, in any geographical location or with any Person;

(m)        Contracts that (i) provide for “exclusivity” or any similar requirement in favor of any Person other than either Seller, (ii) contain any “non-solicitation”, “no-hire” or similar provision or (iii) grant the other party to such Contract or any other Person “most favored nation” status or similar;

(n)        Contracts containing continuing royalty, “earn-out” or other similar future or contingent payment obligations

(o)        Contracts that relate to the compromise or settlement of any litigation or arbitration or other proceeding involving the Business;

(p)        any hedging, swap, forward, future, interest rate, commodity or currency exchange agreement or similar hedging or derivative instrument; and

(q)        Contracts that require the Business to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions.

4.16.2        Status.

(a)        Each Material Contract is (i) a valid and binding obligation of Seller(s), subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles, and (ii) to Sellers’ Knowledge, a valid and binding obligation of each other party thereto.

(b)        (i) Neither Seller is in material breach of such Material Contract, and neither Seller has received written notice of any event or circumstance that, with notice or lapse of time or both, would constitute a material breach or event of default under such Material Contract, and (ii) to Sellers’ Knowledge, no other party to any such Material Contract is in material breach or material default under such Material Contract.

4.17          Customers and Vendors. Section 4.17 of the Disclosure Schedules contains a true and complete list of the names of Sellers’ collective top customers by revenue representing, in the aggregate, 80% of the revenue of the Business (based on revenues earned from customers during the 12-month period ended December 31, 2024) (“Top Customers”) and the top vendors by expenditures representing, in the aggregate, 80% of the expenditures of the Business (based on expenditures made to vendors during the 12-month period ended December 31, 2024) (“Top Vendors”). No Top Customer or Top Vendor has as of the date of this Agreement cancelled, terminated or delivered notice to the applicable Seller that it intends to cancel or otherwise terminate or materially modify its relationship with the applicable Seller. Neither Seller has any outstanding material dispute with any Top Customer or Top Vendor.

4.18          Licenses, Permits and Authorizations. Each Seller has all of the material licenses, certificates, approvals, clearances, exemptions, consents, filings, registrations, notifications, authorizations, franchises and permits (collectively, “Permits”) from any Governmental Body necessary to permit the applicable Seller to own, operate, use and maintain the Purchased Assets and the Business in the manner in which they are currently operated, used and maintained and all such Permits are (i) valid and in full force and effect and (ii) set forth on Section 4.18 of the Disclosure Schedules. Each Seller is currently in compliance in all material respects with its obligations under, and the terms of, each such Permit, and (i) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respects under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would materially and adversely affect the rights of each Seller under any such Permit and (ii) no notice of cancellation, revocation, non-renewal, or of material default concerning any such Permit has been received by the Business since January 1, 2022.

4.19          Transactions with Affiliates. There are not currently any Contracts or other business relationships between either Seller, as it relates to the Business, on the one hand, and any Affiliate or stockholder, officer, director or employee of either Seller, on the other hand (excluding employee compensation and other ordinary incidents of employment).

4.20          Brokers. Except for the fees and expenses of Goldman Sachs & Co., LLC, neither Seller nor any of their respective Affiliates has employed, nor are any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who are entitled to a fee or commission in connection therewith.

4.21          Disclaimer of Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules) or any certificate delivered pursuant to Section 8.3, neither Seller nor any other Person on behalf of Sellers has made or makes any express or implied representation or warranty, either written or oral, including any representation or warranty as to (a) the accuracy or completeness of any information regarding the Business, the Purchased Assets or the Assumed Liabilities furnished or made available to Buyer and its representatives, (b) any information, documents or material made available to Buyer in the internet data room associated with “Project Gem” (the “Data Room”), in a management presentation or in any other form in expectation of the transactions contemplated hereby, (c) as to the future revenue (including Revenues that would trigger Deferred Consideration Payments hereunder), profitability or success of the Business, the Purchased Assets or the Assumed Liabilities, (d) the Audited Carveout Financial Statements to be completed pursuant to Section 7.12 or (e) Sellers’ 2024 Audited Financials to be completed pursuant to Section 7.15, it being understood that the foregoing clauses (d) and (e) shall not limit or otherwise modify the representations and warranties of Sellers contained in Article 4, including Section 4.4.

4.22          Sellers Acknowledgement. SELLERS ACKNOWLEDGE THAT THE REPRESENTATIONS AND WARRANTIES BY BUYER CONTAINED IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO SELLERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING WITH RESPECT TO THE ACHIEVEMENT OF ANY DEFERRED CONSIDERATION PAYMENTS PURSUANT TO SECTION 2.7. SELLERS FURTHER ACKNOWLEDGE AND AGREE THAT SELLERS HAVE NOT RELIED ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT BY ANY PERSON ON BEHALF OF BUYER (OTHER THAN THOSE SET FORTH IN ARTICLE 5 OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.3) AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY BUYER.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows as of the date of this Agreement and as of Closing:

5.1          Organization. Buyer is a Nevada corporation duly organized, validly existing and in good standing under the Laws of its state of organization.

5.2          Authority and Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and the other Buyer Delivered Documents and to consummate the transactions contemplated by this Agreement and the other Buyer Delivered Documents and otherwise comply with and perform Buyer’s obligations under this Agreement and the other Buyer Delivered Documents. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Delivered Documents, and the consummation by Buyer of the transactions contemplated on its part thereby, have been duly authorized by its board of directors in accordance with the terms of its Governing Documents. No other action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the other Buyer Delivered Documents by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement or the other Buyer Delivered Documents. The Buyer Delivered Documents will, when executed and delivered by Buyer, constitute Buyer’s valid and binding obligations enforceable against Buyer in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, reorganization, insolvency or other Laws and court decisions relating to or affecting the enforcement of creditors’ rights generally (including statutory or other Laws regarding fraudulent transfers), and (ii) as to the availability of specific performance or other equitable remedies.

5.3          No Violation of Laws; Consents. Neither the execution and delivery by Buyer of this Agreement or the other Buyer Delivered Documents, the consummation of the transactions contemplated by this Agreement or the Buyer Delivered Documents, nor the compliance with or fulfillment of the terms, conditions or provisions of this Agreement or the other Buyer Delivered Documents by Buyer will: (a) result in a violation of any provision of the Governing Documents of Buyer; (b) conflict with, violate any provision of, result in the breach of, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any material Contract of Buyer; or (c) result in a violation, conflict with or constitute a default under any Law or Permit from any Governmental Body to which Buyer is subject or by which, to Buyer’s knowledge, any of asset of Buyer is bound or affected, or otherwise require consents, approvals, authorizations, registrations, permits or filings by, or with, a Governmental Body, except in the case of clauses (b) and (c), (i) as may be required by (x) the HSR Act, (y) the rules or regulations of any applicable securities exchange or listing authority or (z) the Exchange Act or the Securities Act, (ii) the Required Gaming Licenses and (iii) to the extent that any such violation would not reasonably be expected to have a material adverse effect on the ability of Buyer to fulfill its obligations under this Agreement.

5.4          No Pending Litigation or Proceedings. No Action is pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to fulfill its obligations under this Agreement. Neither Buyer nor any of its Affiliates owns, controls or operates (or holds equity in any Person that owns, controls, or operates) (i) a charitable gaming business or (ii) a business that plans to enter charitable gaming (other than through the transactions contemplated by this Agreement).

5.5          Brokers. Except for the fees and expenses of Jarden Australia Pty Limited, neither Buyer nor any of its Affiliates has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who are entitled to a fee or commission in connection therewith.

5.6          Financial Ability; Solvency.

5.6.1        Buyer has sufficient cash funds or existing credit facilities with availability for the satisfaction of all of its obligations under this Agreement, including the payment of the Purchase Price and the payment of all associated costs and expenses. Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any financing condition.

5.6.2        Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will be solvent and will: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Business. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7          Independent Evaluation. Buyer has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) and Purchased Assets and Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Business for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article 4 (including the related portions of the Disclosure Schedules) and any certificate delivered pursuant to Section 8.3; and (b) neither Seller nor any other Person has made any representation or warranty as to Sellers, the Purchased Assets, the Assumed Liabilities or this Agreement or the transactions contemplated hereby, except as expressly set forth in Article 4 (including the related portions of the Disclosure Schedules) or other Seller Delivered Documents. The foregoing shall not limit any right or remedy of Buyer with respect to any claim for Fraud with respect to the making of the representations and warranties of Sellers set forth in Article 4 (including the related portions of the Disclosure Schedules) or any certificate delivered pursuant to Section 8.3.

5.8          Disclaimer of Warranties. Except for the representations and warranties contained in this Article 5 (including the related portions of the Disclosure Schedules) or any certificate delivered pursuant to Section 8.3, none of Buyer or any other Person on behalf of Buyer has made or makes any express or implied representation or warranty, either written or oral, including any representation or warranty as to (a) the accuracy or completeness of any information furnished or made available to Sellers and their representatives regarding Buyer, the operation of the Business following the Closing or the treatment of the Purchased Assets or the Assumed Liabilities following the Closing, (b) any information, documents or material made available to Sellers in expectation of the transactions contemplated hereby, or (c) as to the future revenue (including Revenues that would trigger Deferred Consideration Payments hereunder), profitability or success of the Business, the Purchased Assets or the Assumed Liabilities, including with respect to the achievement of any Deferred Consideration Payments pursuant to Section 2.7.

5.9          Buyer Acknowledgement. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY SELLERS CONTAINED IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT BY ANY PERSON ON BEHALF OF SELLERS (OTHER THAN THOSE SET FORTH IN ARTICLE 4 OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.3) AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY SELLERS.

ARTICLE 6
AGREEMENTS PENDING CLOSING

6.1          Access to Information. Subject to the terms of the Nondisclosure Agreement by and between Light & Wonder, Inc. and Grover Gaming, Inc., effective as of June 27, 2024 (the “Confidentiality Agreement”), during the period beginning on the date hereof through and including the earlier of (a) the date this Agreement is terminated in accordance with Section 9.1 and (b) the Closing Date, Sellers shall permit the officers, employees and authorized representatives of Buyer to have reasonable access during normal business hours, upon reasonable advance written notice and at agreed upon times, to the offices, properties, senior managers and employees of the Business and the Contracts, books and records and other documents, data and information of the Business, to the extent Buyer shall reasonably deem necessary or desirable in connection with the transactions contemplated hereby, including for purposes of completing the accounting review procedures and other actions contemplated by Section 8.1.7, and shall furnish to Buyer or its authorized representatives such financial, operating and other information concerning Sellers or the Business as shall be reasonably requested; provided, however, that (a) Sellers shall not be required to disclose any information if such disclosure would result in a waiver of either Seller’s, or any of their respective Affiliates’, attorney-client privilege or any similar protection or violate any obligation of confidentiality to which it or any of its Affiliates is subject; (b) violate any Law applicable to either Seller or the Business and (c) such investigation shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of Sellers, or any of their respective Affiliates. If any information is withheld by Sellers pursuant to the immediately preceding proviso, Sellers shall inform Buyer as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide Buyer (including through its authorized representatives) with access to the withheld information in a manner that does not result in any such waiver or violation. If so requested by either Buyer or Sellers, each non-requesting Party and its Affiliates shall enter into a customary joint defense agreement with the requesting Party with respect to any information to be provided to the requesting Party pursuant to this Section 6.1.

6.2          Notice of Certain Events. Without limiting the foregoing, each Party shall promptly notify the other Party of (a) any Action that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, and each Party shall promptly notify the other Parties of any Action that may be threatened or asserted in writing, brought or commenced against either Seller or Buyer, as the case may be, that would have been required to be disclosed under Section 4.9 or Section 5.4, as the case may be, if such Action had arisen prior to the date hereof and (b) any material fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to give rise to a failure of a condition precedent in Section 8.1 (in the case of Sellers) and Section 8.2 (in the case of Buyer); provided, however, that no notification pursuant to this Section 6.2 shall affect the representations, warranties, covenants or agreements of the Parties herein (or remedies with respect thereto) or the conditions to the obligations of the Parties hereunder.

6.3          Operations Prior to Closing Date.

6.3.1        Between the date of this Agreement and the Closing, unless Buyer otherwise agrees in writing, Sellers will cause the Business to be conducted in the ordinary course of business and will use commercially reasonable efforts to (x) keep and maintain the Business and the Purchased Assets (including maintaining the tangible Purchased Assets in good operating condition and repair), normal wear and tear excepted, and (y) maintain the relationships with employees, customers, distributors, suppliers and other Persons having dealings with the Business in the ordinary course of business. Except (i) as set forth on Schedule 6.3, (ii) as otherwise expressly contemplated or expressly permitted by this Agreement or (iii) with the consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the Closing, Sellers will not take or permit any action that would cause any of the changes, events or conditions described below to occur, nor enter into any agreement to perform any such action:

(a)        mortgage, pledge or subject to any Encumbrance, other than Permitted Encumbrances, any of the Purchased Assets;

(b)        other than in the ordinary course of business, sell, lease, transfer, convey, assign, license, allow to lapse (other than upon expiration of the term thereof, if applicable), abandon or otherwise dispose of any of the Purchased Assets (other than Business-Utilized Intellectual Property, which is addressed in Section 6.3.1(c), (d), (e) and (f) below) or any other rights, properties or assets (including Permits) that are material to the Business;

(c)        other than in the ordinary course of business, sell, transfer, convey, assign, license or sublicense (other than non-exclusive licenses granted in the ordinary course of business), or otherwise dispose of or place an Encumbrance upon any material Business-Utilized Owned Intellectual Property;

(d)        other than (x) in the ordinary course of business or (y) at the end of the applicable statutory term, fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any Registered Business-Utilized Owned Intellectual Property or otherwise abandon, cancel, or allow to lapse any material Business-Utilized Owned Intellectual Property;

(e)        disclose to any third party any trade secret included in the Business-Utilized Intellectual Property other than (x) pursuant to a non-disclosure agreement restricting the disclosure and use of such trade secret or (y) in connection with any regulatory filing or any publication of any patent application;

(f)        other than in the ordinary course of business, enter into any Contract under which either Seller or any Affiliate of either Seller grants or agrees to grant any right, or agrees to pay any royalties or similar obligations, with respect to any Business-Utilized Intellectual Property;

(g)        with respect to the Business, purchase or acquire, directly or indirectly (including by merger, consolidation or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof, or any assets or properties of any of the foregoing, except for acquisitions in the ordinary course of business of assets used in the operation or conduct of the Business;

(h)        other than with respect to New Installation and Replacement Activities contemplated by Section 6.5, make any capital expenditures or commitments therefor in respect of the Business that, individually, are in excess of $50,000 or, in the aggregate, are in excess of $250,000;

(i)        (a) (1) accelerate, modify, amend or terminate, or grant any consent or waiver under, any Business Intellectual Property License Agreement, Material Contract or any Lease that is subject to an Ancillary Agreement, in each case, in a manner that would be adverse to the applicable Seller or the Business or (2) extend or renew the term of any Assumed Lease on terms that are materially inconsistent with the terms of such Assumed Lease as of the date of this Agreement, (b) enter into any Contract that would be a Material Contract if in effect on the date hereof under clauses (a), (b), (c), (f), (g), (m), (n) or (o) of Section 4.16 or (c) subject to the immediately preceding clause (b), enter into any Contract that would be a Material Contract if in effect on the date hereof outside of the ordinary course of business;

(j)        except as otherwise required by applicable Law or the terms of Business Benefit Plans as in effect on the date hereof, (A) enter into, negotiate, terminate, adopt or amend any Business Benefit Plan or any collective bargaining agreement or other labor-related Contract applicable to any Business Employee, (B) increase the compensation or benefits of any Business Employee other than in the ordinary course of business related to annual merit, hiring agreements, or substantial scope of work changes, such as promotion, in each case, for Business Employees with annualized base compensation of less than $50,000, (C) grant or increase any change in control, retention, transaction or similar compensation or benefit with respect to any Business Employee or individual service provider of the Business, (D) accelerate the vesting or payment of benefits to any Business Employee under any Business Benefit Plan (other than accelerating vesting under Sellers’ 401(k) Plan) or (E) hire, engage the services of, promote or terminate any Business Employee, other than (x) terminations for “cause” (as determined by Sellers in their reasonable discretion) or (y) hiring or engaging a Business Employee to fill a position open as of the date hereof and disclosed to Buyer or to replace a Business Employee who departs after the date hereof, in each case, in the ordinary course of business and at a similar level of compensation as was provided to the departed employee;

(k)       make any change in any accounting methods, principles or practices (including for Tax purposes) of the Business, except as required by applicable Law or Governmental Body;

(l)        adopt a plan or agreement of complete or partial liquidation or dissolution, or dissolve, merge or consolidate with any other Person;

(m)      settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Body, binding on to the Business, other than settlements or compromises of any Action (1) in the ordinary course of business, (2) where the amount paid in settlement or compromise does not exceed $100,000 individually or $100,000 in the aggregate (excluding any amounts covered by insurance or amounts either Seller agrees to pay) and (3) that do not impose any non-de minimis injunctive or other equitable relief or operating restrictions, admissions of wrongdoing or other obligations upon the Business or the Purchased Assets (other than customary confidentiality, release and non-disparagement obligations);

(n)        accelerate or delay (x) collection of any accounts receivable in advance of or beyond its due date or (y) payment of any account payable in advance of or beyond its due date, in each case other than in the ordinary course of business; or

(o)        authorize, agree, commit or propose to take (whether in writing or otherwise) any of the actions referred to in this Section 6.3.

6.4          Efforts.

6.4.1        Upon the terms and subject to the conditions set forth in this Agreement, each Party hereto shall, as promptly as practicable, use reasonable best efforts to (a) cause the conditions to the Closing set forth in this Agreement to be satisfied as promptly as practicable, (b) obtain, or cause to be obtained, all consents, authorizations, orders, approvals, waivers and findings of suitability from, or actions or nonactions by, and to give any notices to, any Governmental Body, including any Gaming Licenses and all necessary consents, approvals, waivers, and clearance required under the HSR Act and other Antitrust Laws with respect to the transactions contemplated by this Agreement, or any third party that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement and (c) execute and deliver any additional instruments necessary to consummate the transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each Party shall cooperate fully with the other Party and the other Party’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders, approvals, waivers and findings of suitability. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or its Affiliates have any obligation to (i) pay or commit to pay any amount or incur any obligation or grant any concession or accommodation (financial or otherwise) in favor of any third party, (ii) offer, agree to or accept any requirement to divest or hold separate or in trust, or the imposition of any other material condition or restriction with respect to, any of Buyer, its Affiliates’ or the Business’ respective businesses, assets or properties (including the Purchased Assets) or (iii) commence or participate in any Action, in each case, in order to obtain any such consent, authorization, order, approval, waiver, finding of suitability, action, nonaction or clearance.

6.4.2        Without limiting the generality of Section 6.4.1, within twenty-five (25) Business Days following the execution of this Agreement, each Party shall file or cause to be filed with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”), the Premerger Notification and Report Form required for the transactions contemplated hereby pursuant to the HSR Act. Each Party will use its respective reasonable best efforts to promptly respond to all requests from any Governmental Body or Person pursuant to the HSR Act or any other applicable Law relating to competition, merger control, or antitrust (together with the HSR Act, “Antitrust Laws”) as soon as practicable. The Parties will each furnish to the other such information as either may reasonably request to make such filings. The Buyer will be responsible for paying any filing fees with respect to such filings under the HSR Act and, if applicable, other Antitrust Laws. The Parties will each promptly inform the other of any material communication made to, or received by it from, the FTC or DOJ with respect to the HSR filings or such communications in connection with any other Governmental Body or Person. Buyer and Sellers shall be mutually responsible for (i) all substantive communications with any applicable Governmental Body or Person; and (ii) all strategic and timing decisions regarding the HSR Act and other applicable Antitrust Laws approvals, inquiries, investigations, or lawsuits, but if there is a disagreement about antitrust strategy, then Buyer’s decision shall control.

6.4.3        To the extent practicable, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Body or the staff or regulators of any Governmental Body, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Sellers, or any of their respective Affiliates with Governmental Bodies in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall, to the extent practicable, give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Body or the staff or regulators of any Governmental Body, with such notice, to the extent practicable, being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

6.4.4        Each Party shall not, nor shall it permit its Affiliates to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition could reasonably be expected to materially delay obtaining or materially increase the risk of not obtaining any clearance, consent, approval or waiver under the HSR Act and any other Antitrust Laws applicable to the transactions contemplated by this Agreement or otherwise prevent the conditions set forth in Sections 8.1.3, 8.1.5, 8.2.3 and 8.2.4 from being satisfied by the Outside Date.

6.5          New Installation and Replacement Activities. On or prior to March 15, 2025, Sellers shall prepare and provide to Buyer a schedule setting forth in reasonable detail the New Installation and Replacement Activities conducted on and after January 1, 2025 and prior to March 1, 2025, together with the New Installation and Replacement Activity Reimbursement Costs associated therewith. Sellers shall update such schedule on a monthly basis and within the first ten (10) Business Days of each month following the date hereof to reflect New Installation and Replacement Activities conducted on and after March 1, 2025 and prior to the Closing together with New Installation and Replacement Activity Reimbursement Costs associated therewith. At least five (5) Business Days prior to the Closing, Sellers shall update such schedule (the “Final Schedule 6.5”) to reflect only New Installation and Replacement Activities conducted from and after January 1, 2025 and prior to the Closing together with New Installation and Replacement Activity Reimbursement Costs associated therewith. At the Closing, Buyer shall reimburse Sellers for all New Installation and Replacement Activity Reimbursement Costs set forth on the Final Schedule 6.5 consistent with the methodology and calculations set forth on Schedule 1.1(d).

6.6          No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 9.1, neither Seller shall, and Sellers shall cause their respective Affiliates and representatives not to, (i) initiate, solicit or knowingly encourage (including by way of furnishing information regarding the Business or the Purchased Assets) the making or submission of any proposal concerning the sale of all or any part of the Business or the Purchased Assets (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (a “Competing Transaction”) or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. Sellers shall, and shall cause their respective Affiliates and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by Sellers or any of their Affiliates or representatives with respect to any Competing Transaction, request the prompt return or destruction of all confidential information previously furnished and terminate access to any electronic data rooms related to a potential Competing Transaction previously granted to any such Persons. Sellers shall promptly, and in any event within 24 hours of the receipt thereof, advise Buyer in writing of any proposal for a Competing Transaction, the financial and other material terms and conditions of any such proposal (including any changes thereto) and the identity of the Person or Persons making any such proposal.

ARTICLE 7
OTHER AGREEMENTS

7.1          Tax Matters.

7.1.1        Straddle Period Taxes. In the case of any Straddle Period, (i) all real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees, and all other Taxes that are imposed on a periodic basis, that are Asset-Level Taxes shall be prorated between Buyer and Sellers on a per diem basis and (ii) all Taxes measured by income, gross receipts or sales, and all other Taxes that are not imposed on a periodic basis, that are Asset-Level Taxes shall be allocated between Buyer and Sellers based on an interim closing of the books, in each case, as of the close of business on the Closing Date. Sellers shall be responsible for all such Asset-Level Taxes accruing during any Pre-Closing Tax Period. Buyer shall be responsible for all such Asset-Level Taxes accruing during any Post-Closing Tax Period. With respect to taxes described in this Section 7.1.1, Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Asset-Level Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Asset-Level Taxes. If one party remits to the appropriate Governmental Body payment for Taxes, which are subject to proration under this Section 7.1.1 and such payment includes the other party’s share of such Taxes, such other party shall promptly, and in any event within thirty (30) days of receipt of notification from the remitting party, reimburse the remitting party for its share of such Taxes.

7.1.2        Assistance and Cooperation. After the Closing Date, Seller and Buyer shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Body, or any judicial or administrative proceeding, in each case relating to Asset-Level Taxes. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such requested assistance.

7.1.3        Transfer Taxes. All federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the transfer of the Purchased Assets, or assumption of the Assumed Liabilities, pursuant to this Agreement or any other transaction contemplated by this Agreement, if any (“Transfer Taxes”), shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Buyer and Sellers shall reasonably cooperate to (a) minimize or eliminate any Transfer Taxes and (b) prepare and timely file any Tax Return or other document with respect to Transfer Taxes or fees.

7.1.4        Purchase Price Allocation. The Purchase Price (including any Assumed Liabilities and any other items properly treated as consideration for the Purchased Assets for Tax purposes) shall be allocated among the Purchased Assets in accordance with the methodology set forth on Schedule 7.1.4 (the “Allocation Methodology”). Within one hundred eighty (180) days after the Closing Date, Buyer will deliver to Sellers a schedule allocating the Purchase Price (including any Assumed Liabilities and any other items properly treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets for all Tax purposes (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Allocation Methodology. The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule within seventy-five (75) days after delivery of the Allocation Schedule to Sellers (the “Objections”). In the event of any Objections, Sellers and Buyer shall negotiate in good faith to resolve such dispute (any such resolution shall be final, binding and non-appealable on the Parties); provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days of any such Objections (the “Review Period”), such dispute shall be resolved in accordance with Section 7.1.5. Buyer shall revise the Allocation Schedule as necessary to reflect adjustments to the Purchase Price required by this Agreement, which Buyer shall deliver to Sellers within thirty (30) days following the date of such adjustment, and which shall be subject to Sellers’ review and comment and subject to the dispute resolution mechanism set forth in the immediately preceding sentence. The Allocation Schedule, as finalized pursuant to this Section 7.1.4 shall be binding and non-appealable upon the Parties hereto and their respective Affiliates. Sellers (or their Affiliates) and Buyer agree to file all Tax Returns (including their respective IRS Forms 8594, if applicable) in accordance with the Allocation Schedule, as finalized pursuant to this Section 7.1.4, and to not take any action inconsistent with the Allocation Schedule, as finalized pursuant to this Section 7.1.4, unless otherwise required by a Governmental Body or by a “determination” within the meaning of Section 1313 of the Code. If any Governmental Body disputes the Allocation Schedule (or any revision thereto), the Party hereto receiving notice of the dispute shall promptly notify the other Party hereto of such dispute, and the Parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Allocation Schedule; provided that in the case of any such dispute brought by a Governmental Body, each Party is permitted to adopt their own positions as set forth in Section 7.1.5.

7.1.5        If at the end of the Review Period there are any unresolved Objections, Seller and Buyer shall be entitled to adopt their own positions with respect to all items reflected in the Allocation Schedule and to file all Tax Returns (including their respective IRS Forms 8594, if applicable) in accordance with such positions. For purposes of any IRS Form 8594 completed by the Parties, the first question of Part II, line 5 shall be checked “No” and the second question shall be left blank.

7.1.6        Characterization of Payments. The Parties agree to treat any and all payments pursuant to Sections 2.6, 2.7, 10.2 and 10.3 as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by a “final determination” under Section 1313(a) of the Code (or any similar provision of applicable Law).

7.2          Employees and Employee Benefit Plans.

7.2.1        Buyer will give Qualifying Offers of employment to each of the Business Employees (including Business Employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of approved leave that entitles such Business Employee to reinstatement upon completion of such leave under the applicable leave policies of Sellers or as otherwise required by Law (collectively “Leave”)) at least five (5) Business Days prior to the anticipated Closing Date or a later date approved by Sellers in writing, provided, however, that any offer to a Business Employee who is on Leave will be made when such Business Employee returns to work; provided that such return is within one hundred twenty (120) days after the Closing Date and shall be for employment commencing at such time as such Business Employee returns to work and on the terms set forth in clauses (i)-(iv) of this Section 7.2.1 as such terms were provided by Sellers immediately prior to the commencement of such Business Employee’s leave. As used herein, a “Qualifying Offer” means an offer by Buyer to continue employment of each such Business Employee commencing at the Closing (i) at a level of base pay at least equal to such employee’s base pay in effect immediately prior to the Closing Date, (ii) at a level of incentive compensation opportunity at least equal to such employee’s incentive compensation opportunity in effect immediately prior to the Closing Date, (iii) with, as applicable, (x) an initial primary work location within a thirty (30) mile radius from such employee’s primary work location immediately prior to the Closing Date with respect to each employee who has a primary work location or (y) substantially the same assigned territory as assigned to such employee immediately prior to the Closing Date, and (iv) with other compensation and employee benefits substantially comparable in the aggregate to the other compensation and employee benefits (other than severance, long-term incentives, equity or equity-based incentives, one-time or non-recurring payments or benefits, defined benefit pension benefits and retiree medical, health or welfare benefits) provided to such Business Employee immediately prior to the Closing Date. All Qualifying Offers of employment made by Buyer pursuant to this Section 7.2.1 will be made in accordance with all applicable Laws and will be conditioned on the occurrence of the Closing. Each Business Employee who is given a Qualifying Offer, who accepts an offer of employment from Buyer pursuant to this Section 7.2.1 and who becomes an employee of Buyer is referred to herein as a “Transferred Employee” and the time such individual becomes an employee of Buyer is referred to herein as the “Transfer Time.”

7.2.2        Except to the extent prohibited by applicable Law, on, or as soon as practicable following, the Closing Date, Sellers shall, or shall cause their respective Affiliates to make a cash payment to each Transferred Employee in respect of his or her unused vacation and paid time-off accrued as of immediately prior to the Closing Date, such that Buyer shall not assume as of the Closing Date any liabilities for unpaid, accrued vacation of any Transferred Employee. Effective upon the applicable Transfer Time, (i) each Transferred Employee will be subject to Buyer’s paid time-off policy and (ii) Buyer will cooperate with such Transferred Employee to honor scheduled time-off that will occur after the Closing Date and that, prior to the Transfer Time, was communicated to and approved by Sellers, if applicable, subject to the terms of Buyer’s paid time-off policy.

7.2.3        Upon the Closing, Sellers’ and their respective Affiliates will terminate the employment of all Transferred Employees with Sellers and their respective Affiliates. On and after the Transfer Time, Buyer will be solely responsible for any and all Losses related to any Transferred Employee’s employment with Buyer or any of its Affiliates, and Buyer shall indemnify and hold harmless Sellers from and against any such Losses.

7.2.4        For a period ending no earlier than the first anniversary of the Closing Date, Buyer agrees to provide Transferred Employees (i) a level of base pay at least equal to such employee’s base pay in effect immediately prior to the Closing Date, (ii) a level of incentive compensation opportunity in each case at least equal to such employee’s incentive compensation opportunity in effect immediately prior to the Closing Date, (iii) with, as applicable, (x) a primary work location within a thirty (30) mile radius from such employee’s primary work location immediately prior to the Closing Date, with respect to each employee who has a primary work location or (y) substantially the same assigned territory as assigned to such employee immediately prior to the Closing Date, and (iv) with other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits (other than severance, long-term incentives, equity or equity-based incentives, one-time or non-recurring payments or benefits, defined benefit pension benefits and retiree medical, health or welfare benefits) provided to such Business Employee immediately prior to the Closing Date.

7.2.5        Without limiting any other provision of this Agreement, Buyer agrees to use commercially reasonable efforts to provide Transferred Employees who agree to employment with Buyer after the Closing Date credit for their length of service with Sellers, Buyer and Buyer’s Affiliates, for all purposes under each benefit plan of Buyer or its Affiliates in which the Transferred Employees participate (each, a “Buyer Benefit Plan”) (except for the purposes of benefit accruals under a defined benefit plan of Buyer or to the extent it would result in a duplication of benefits), including determining eligibility to participate in, vesting of, and entitlement to, such benefits. In addition, Buyer agrees to use commercially reasonable efforts to ensure that Transferred Employees who agree to employment with Buyer after the Closing Date receive credit for all purposes under Buyer’s welfare benefit plans for any deductibles, co-payments or similar out-of-pocket payments paid by such Transferred Employees and their dependents for the calendar year in which the Closing Date occurs under the analogous welfare plan maintained by Sellers or their respective Affiliates. Without limiting the foregoing, for purposes of each Buyer Benefit Plan providing medical, dental, prescription drug and/or vision benefits to any Transferred Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements and waiting periods of such Buyer Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Business Benefit Plan immediately prior to the Closing Date.

7.2.6        Without limiting the generality of the foregoing, Buyer shall provide to each Transferred Employee whose employment is terminated by Buyer or its Affiliates without cause (as determined by Buyer in its sole discretion) after the Transfer Time and on or before the one (1) year anniversary of the Closing Date, with a severance payment equal to no less than four (4) weeks of such Transferred Employee’s base salary or regular hourly wage as in effect immediately prior to the Closing Date (or any higher amount as in effect thereafter). Buyer shall retain all liability for severance pay and similar obligations payable to any such Transferred Employee who is terminated by Buyer after Closing.

7.2.7        Effective as of or as soon as administratively practicable following the Closing, Buyer shall cause a tax-qualified defined contribution plan established or designated by Buyer or any of its Affiliates (“Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the existing tax-qualified defined contribution plan established or designated by Sellers (“Sellers’ 401(k) Plan”) if so directed by such applicable Transferred Employee. Buyer shall, and shall cause its Affiliates to, allow any such Transferred Employees’ outstanding plan loan under Sellers’ 401(k) Plan to be rolled into Buyer’s 401(k) Plan. The distribution and rollover described herein shall comply with applicable Laws, and Buyer and Sellers shall, and shall cause their respective Affiliates to, make all filings and take any actions required of each such person by applicable Laws in connection therewith.

7.2.8        Buyer will be solely responsible for any actions taken by Buyer or any of its Affiliates after Closing that results in a “mass layoff” or “plant closing” under the Workers Adjustment and Retraining Notification Act (the “WARN Act”), exclusive of any “employment losses,” as defined under the WARN Act, effected by Sellers on or before the Closing Date.

7.2.9        This Section 7.2 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.2, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.2. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any compensation or benefit plan, program, policy, practice, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 7.2 shall not create any right in any Business Employee or any other Person to any continued employment with either Seller, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever or otherwise limit the ability of Buyer or any of its Affiliates to terminate the employment of any Transferred Employee. Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program, policy, practice, agreement or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, policy, practice, agreement or arrangement for his or her rights thereunder.

7.3          No Public Announcement; Contact with Business Suppliers and Customers; Confidentiality.

7.3.1        Sellers and their respective Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other Party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law or regulations of any applicable stock exchange, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable. Notwithstanding anything in the foregoing to the contrary, nothing in this Section 7.3.1 shall, following the termination of this Agreement in accordance with Section 9.1, limit any Party’s right to make public statements about its actions under Section 9.1 without prior consultation with the other Party.

7.3.2        Prior to Closing, Buyer shall not, and shall instruct its representatives and advisors to not, contact any supplier or customer of either Seller or the Business regarding or in any way relating to the transaction contemplated by this Agreement without the prior written approval of the applicable Seller (which approval shall not be unreasonably withheld, conditioned or delayed).

7.3.3        The Parties acknowledge that Light & Wonder, Inc. and Grover Gaming, Inc. have previously executed the Confidentiality Agreement and that, effective as of the Closing, the confidentiality and use restrictions in the Confidentiality Agreement shall terminate and shall be of no further force or effect with no surviving obligations. Sellers shall use commercially reasonable efforts to enforce their rights under any confidentiality agreements entered into between either Seller or any of its respective Affiliates, on the one hand, and any potential purchaser in a proposed transaction similar to the transactions contemplated hereby, on the other hand; provided that, following the Closing, such enforcement shall be as Buyer reasonably requests in writing and at the sole cost and expense of Buyer. Sellers shall (a) not modify, amend or terminate, or grant any consent or waiver under, any such confidentiality agreements without Buyer’s express written consent, (b) promptly notify Buyer (and provide Buyer copies) of any notice, correspondence or communication between it, on the one hand, and any of the counterparties to any such confidentiality agreements, on the other hand, with respect to any such confidentiality agreements and (c) promptly notify Buyer (and provide Buyer a reasonable description) of any breach or claim asserted by any party to any such confidentiality agreements of which either Seller becomes aware.

7.3.4        From and after the Closing, each Seller shall, and shall cause its Affiliates and instruct its and their respective representatives to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any confidential and non-public information regarding the Business, the Purchased Assets or the Assumed Liabilities. The obligations of Sellers under this Section 7.3.4 shall not apply to information which (i) is or becomes generally available to the public without breach of Sellers’ obligations under this Section  7.3.4 or (ii) is required to be disclosed by applicable Law; provided, however, that in the case of clause (ii), the applicable Seller shall notify Buyer as early as practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

7.4          Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the other agreements, instruments and documents to be delivered in connection with this Agreement and to its performance and compliance with all the agreements and conditions contained in this Agreement and such other agreements, instruments and documents on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants.

7.5          Access to Books and Records. After the Closing Date, and until the seventh (7th) anniversary of the Closing Date, each Party will permit the other Party to have access to the books and records relating to the Business, the Purchased Assets and the Assumed Liabilities in its possession and pertaining to the Pre-Closing Tax Period and to make copies of them as may be reasonably required in connection with any third-party litigation, the preparation of financial statements, the conduct of any audit or investigation by a Governmental Body or for any other reasonable business purpose relating to the requesting Party or its respective Affiliates, but excluding, in each case, any dispute between either Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules, and upon the following conditions: (a) the requesting Party providing notice to the other which sets forth a valid reason for the request for access and (b) the access being at such times and on such other reasonable conditions appropriate to avoid any material interference with the other Party’s business operations. However, neither Buyer nor the applicable Seller shall be obligated to provide the other Party with access to any books or records pursuant to this Section 7.5 where such access would (i) violate any Law or (ii) result in the loss or waiver of any attorney-client privilege or similar protection. If any information is withheld by Buyer or Sellers pursuant to the immediately preceding sentence, such Party shall inform the other Party(ies) as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide such Party(ies) (including through its authorized representatives) with access to the withheld information in a manner that does not result in any such waiver or violation.

7.6          R&W Insurance.

7.6.1        On or prior to the date of this Agreement, Buyer will have procured the R&W Policy. Buyer shall cause the R&W Policy to remain bound and issued and in full force and effect until the Closing. The R&W Policy shall provide that Buyer and the insurers thereunder irrevocably waive, relinquish and release Sellers from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof, other than with respect to Fraud. The cost of the R&W Policy (i.e., premium, broker fees, underwriting fees, taxes and state fees, as applicable) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Sellers’ portion of such R&W Policy costs shall be deducted from the Closing Date Payment Amount. For the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of the R&W Policy is not a condition to the Closing and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article 8, to consummate the transactions contemplated hereby. In addition, Buyer acknowledges and agrees that the obtaining of the R&W Policy shall not materially impede or delay, or, to its knowledge, threaten to materially impede or delay, the Closing. The R&W Policy shall not be amended or waived in any manner that could reasonably be expected to result in a material adverse impact on Sellers (including any amendment or waiver to any rights of the insurers thereunder in respect of subrogation against Sellers) without the prior written consent of Sellers.

7.6.2        From and after the Closing, Sellers shall, upon Buyer’s request, reasonably cooperate with Buyer in connection with any claim made by Buyer under the R&W Policy (at Buyer’s sole cost and expense). As promptly as practicable, but in any event no later than two (2) Business Days following the Closing Date, Sellers shall deliver, or shall cause to be delivered, to Buyer, an electronic copy of the Data Room, as of the Closing Date.

7.7          Bulk Sales Laws. The Parties acknowledge that no waivers or clearances are being obtained under, and hereby waive compliance with, state Laws, if any, providing for notices or Tax or similar clearances in connection with sales of assets; and, thus, notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to whether any Encumbrance arises in or with respect to the Purchased Assets by reason of the foregoing Laws. The foregoing acknowledgments are not an agreement, acknowledgment or admission that the asset transfers contemplated by this Agreement are transfers or sales subject to any of the foregoing Laws. Nothing in this Section 7.7 is intended to change the allocation of responsibility for Asset-Level Taxes as set forth in this Agreement.

7.8          Further Actions.

7.8.1        From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds or amounts for the benefit of Sellers or their respective Affiliates or otherwise relating to any Excluded Asset, Buyer or its Affiliates shall promptly (but in any event within five (5) Business Days of receipt thereof) remit such funds to the applicable Seller or their respective Affiliate after its receipt thereof. From and after the Closing, if either Seller or any of their respective Affiliates receives or collects any funds or amounts for the benefit of Buyer or their respective Affiliates or otherwise relating to any Purchased Asset, such Seller or its applicable Affiliate shall promptly (but in any event within five (5) Business Days of receipt thereof) remit such funds to Buyer or their respective Affiliate after its receipt thereof.

7.8.2        If, after the Closing Date, Buyer or either Seller (or Affiliate thereof) identifies or becomes aware of any Purchased Asset or Assumed Liability that was not previously assigned or otherwise transferred by Sellers to Buyer or one of its Affiliates in error, then Sellers shall promptly assign and transfer, or cause the applicable Affiliate to promptly assign and transfer, the applicable Purchased Asset or Assumed Liability to Buyer or its designee (and Buyer shall assume any such Assumed Liability) for no additional consideration, subject to the terms and conditions of this Agreement.

7.8.3        If, after the Closing Date, Buyer or either Seller (or Affiliate thereof) identifies or becomes aware of any Excluded Asset or Excluded Liability that was assigned or otherwise transferred to Buyer or one of its Affiliates in error, Buyer shall promptly assign and transfer, or shall cause its applicable Affiliate holding such Excluded Asset to promptly assign and transfer, such Excluded Asset or Excluded Liability to the applicable Seller (and Seller shall assume any such Excluded Liability) for no consideration.

7.9          Vehicles. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that prior to re-registration of any titled motor vehicle included in the Purchased Assets in Buyer’s name, as of the Closing, each such vehicle shall be deemed leased (without additional consideration) by Buyer from the applicable Seller at Buyer’s sole risk, and that Buyer will, at its sole cost and expense, insure each such vehicle and their operation consistent in all material respects with insurance covering other vehicles operated by Buyer. Buyer shall be responsible for all expenses resulting from the operations and wear and tear on each such vehicle as a result of its use pursuant to this Section 7.9, and Buyer shall bear all risk of loss related to the operation of each such vehicle as of the Closing. Following the Closing, to the extent required by the laws of the state in which each of the vehicles is titled and licensed, Buyer will remove and turn in Seller’s plates from such motor vehicles on or before the scheduled expiration date. Following the Closing, Sellers shall promptly take all steps reasonably necessary to provide endorsed certificates of title and other reasonably requested documentation to Buyer to allow registration of such motor vehicles in Buyer’s name promptly after the Closing Date and Buyer shall, promptly after the Closing Date, so register each such vehicle.

7.10        Termination of Affiliate Contracts. Effective as of the Closing, the Affiliate Contracts shall be terminated in their entirety and shall be without further force or effect, without any further obligations or liabilities of the parties thereto.

7.11        Intellectual Property Changes. Buyer and Sellers shall each comply with the obligations set forth in Schedule 7.11.

7.12        Carveout Financial Statements.  Pursuant to Buyer’s request and predicated on its commitment to bear all costs of Sellers associated therewith (incurred beginning prior to the date hereof and through either the date this Agreement is terminated pursuant to Article 9 or, if the Closing occurs, through the date that the Audited Carveout Financial Statements are delivered), Sellers engaged, or shall engage, (i) Ernst & Young LLP for the purposes of assisting Seller with preparing (x) a balance sheet, income statement and cash flow statement of the Business for the fiscal year ended December 31, 2024 and, subject to mutually acceptable modifications to the current scope of work, for each fiscal year subsequent to December 31, 2024 and ended at least 45 days prior to the Closing Date (the “Audited Carveout Financial Statements”) and (y) unaudited carveout financial statements for the Business for the three (3)-month period ended March 31, 2025 and, subject to mutually acceptable modifications to the current scope of work, for the each quarterly period subsequent to March 31, 2025 and ending 45 days prior to the Closing Date (together with the Audited Carveout Financial Statements, the “Carveout Financial Statements”), in each case prepared in accordance with GAAP as applicable to carveout financial statements and as applied on a consistent basis with Sellers’ most recent audited financial statements and (ii) Bernard Robinson & Company, LLP for the purposes of auditing the Audited Carveout Financial Statements and providing an opinion addressed to Sellers (or, if such audit is completed following the Closing, to Buyer (or one of its Affiliates as designated by Buyer)) regarding the Audited Carveout Financial Statements, in each case, in accordance with the scope of work (as modified from time to time) substantially in the form attached hereto as Schedule 7.12, subject to mutual agreement of Sellers, Buyer, Ernst & Young LLP and Bernard Robinson & Company, LLP as to any deviations, as applicable. At and effective as of the Closing, Sellers shall assign such engagements to Buyer (or one of its Affiliates as designated by Buyer) pursuant to customary documentation reasonably acceptable to Buyer. Sellers and Buyer shall each use commercially reasonable efforts to (x) facilitate the completion of such audit review as soon as reasonably practicable, (y) cooperate with and consult with one in another in connection with the preparation of the Carveout Financial Statements and (z) provide each other and their respective managers, officers, employees,  attorneys, consultants, advisors or other representatives with reasonable access to the personnel of one another and to available financial information in their possession relating to the Business; provided, however, that such access shall not unreasonably disrupt the operations of the other Parties.  Buyer shall reimburse Sellers for all reasonable and documented out-of-pocket costs related to the preparation and audit of the Carveout Financial Statements, including the reasonable and documented fees of Ernst & Young LLP and Bernard Robinson & Company, LLP, promptly following the submission of invoices for such costs incurred by Sellers. The delivery of the Carveout Financial Statements shall in no event be a condition to Closing under Article 8. Buyer acknowledges that in undertaking the preparation of the Audited Carveout Financial Statements, Sellers make no representation or warranty hereunder regarding the accuracy or completeness of the Audited Carveout Financial Statements when completed and Sellers shall have no liability in any event under this Agreement with respect to such Audited Carveout Financial Statements, it being understood that the foregoing shall not limit or otherwise modify the representations and warranties of Sellers contained in Article 4, including Section 4.4.

7.13          Advisory Services. Following the Closing and until December 31, 2027, Sellers shall, and shall cause its officers and other members of management to, advise and consult with Buyer and its Affiliates with respect to the administration and operation of the Business, including with respect to general strategy, existing and new customers, business market and marketing (including new market opening planning and execution), pricing and game and content development roadmap matters (and any such other matters as mutually agreed by Buyer and Sellers), in each case as reasonably requested by Buyer from time to time and in a manner and at the level generally consistent with the management of the Business by Sellers and such personnel of Sellers prior to the date hereof; provided that such advisory and consulting services shall not be required to the extent performing such services would unreasonably interfere with the ability of the relevant personnel of Sellers to perform their responsibilities for the benefit of Sellers.

7.14          Undocumented Customer, Consulting, Distribution, Supplier and Vendor Relationships. Prior to the Closing, Sellers shall use commercially reasonable efforts to reduce to writing all currently undocumented customer, consulting, distribution, supplier and vendor relationships, including any such relationship with a Top Customer or a Top Vendor, which agreements shall be in form provided by Sellers and reasonably acceptable to Buyer and containing terms and conditions consistent with the industry in which the Business operates.

7.15          Sellers’ 2024 Audited Financials. Sellers shall use commercially reasonable efforts to ensure that Bernard Robinson & Company, LLP completes its audit of Sellers’ consolidated financial statements for the fiscal year ended December 31, 2024 (the “Sellers’ 2024 Audited Financials”) on or prior to April 30, 2025, using accounting methods, policies, practices and procedures consistent with those used for the audit of Sellers’ consolidated financial statements for the fiscal year ended December 31, 2023, and shall thereafter promptly deliver to Buyer a copy of Sellers’ 2024 Audited Financials and the results of such audit, including the opinion delivered therewith by Bernard Robinson & Company, LLP. Buyer acknowledges that in undertaking the preparation of Sellers’ Financial Statements, Sellers make no representation or warranty hereunder regarding the accuracy or completeness of the Sellers’ 2024 Financial Statements when completed, it being understood that the foregoing shall not limit or otherwise modify the representations and warranties of Sellers contained in Article 4, including Section 4.4.

7.16          Restrictive Covenants.

7.16.1       Non-Competition. (a) As a necessary measure to ensure that Buyer realizes the goodwill and associated benefits of the transactions contemplated by this Agreement, each Seller covenants and agrees that from and after the Closing until the fifth anniversary of the Closing (such period, the “Restricted Period”), except on behalf of Buyer or any of its Affiliates and except to the extent pursuant to the operation of the Retained Business, such Seller shall not, directly or indirectly, on its own behalf or on behalf of, or in conjunction with, any Person, own any interests in, invest in, lend to, found, set up, join, be engaged in, operate, control, manage, consult for, participate in, receive any revenue or other compensation or benefit in connection with or render any services or support to any Person engaged in the Restricted Business in the Restricted Area; provided, however, that such Seller may hold, directly or indirectly, solely as a passive investment, equity securities of any Person which are publicly traded on any national securities exchange notwithstanding the fact that such Person is engaged in the Restricted Business, if such Seller (i) is not a controlling person of, or a member of a group which controls, such Person, (ii) does not directly or indirectly hold more than 1% of any class of securities of such Person and (iii) has no participation in the governance, management or business of such Person.

(b)        Each Seller acknowledges and agrees that: (i) the restrictions contained in this Section 7.16.1 are reasonable (including with respect to the duration of the restrictive covenants, the geographic area and the interests being protected by the restrictions) and (ii) Buyer has valid interests to protect pursuant to this Section 7.16.1 (including relationships with customers, resellers, distributors, suppliers and vendors, the protection of confidential information, protection from unfair competition and other protectable interests) and the restrictions set forth in this Section 7.16.1 are reasonable and necessary to protect those interests.

(c)        For purposes of this Agreement, “Restricted Business” means the business of developing software, game content, and systems for, and manufacturing and distributing E-Tab games for charities in charitable gaming jurisdictions, and the licensed manufacturing of E-Tabs and licensed distributions of E-Tab gaming supplies in respect of such business (i.e., for charities in charitable gaming jurisdictions), in each case, that are similar to, or provide a functional substitute to, those that (i) are conducted by any of Sellers or any of their respective Affiliates as of the Closing Date or (ii) were, during the 12-month period ending on the Closing Date, being considered, being researched or under development by either Seller or any of their respective Affiliates.

(d)        For purposes of this Agreement, “Restricted Area” means (i) Alaska, Idaho, Indiana, Kentucky, Louisiana, Maine, Maryland, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, North Carolina, North Dakota, Ohio, Pennsylvania, Virginia, Belize, Ontario (Canada), Newfoundland and Labrador (Canada), (ii) each other state, commonwealth or territory of the United States and (iii) each other jurisdiction, in the case of clauses (i) and (ii), in which any of Sellers or any of their respective Affiliates conducts the Business as of the Closing Date, or within the 12-month period ending on the Closing Date had plans to enter into.

7.16.2      Restrictions on Game Content Development. Buyer and Sellers shall each comply with the obligations set forth in Schedule 7.16.2.

7.16.3      Non-Solicitation; No-Hire; Non-Disruption. (a) As a necessary measure to ensure that Buyer realizes the goodwill and associated benefits of the transactions contemplated by this Agreement, each Seller covenants and agrees that during the Restricted Period, such Seller shall not, directly or indirectly, and shall cause its Affiliates not to, on its own behalf or on behalf of or in conjunction with any Person:

(i)	recruit, engage, solicit, contact, entice away, hire, employ or retain or attempt to recruit, engage, solicit, contact, entice away, hire, employ or retain (whether related to direct employment, a consultancy or personal services contract, a merger or acquisition or otherwise) any Business Employee, or otherwise seek or attempt to influence any such individual to terminate his or her relationship with the Business as conducted by Buyer and its Affiliates following the Closing; provided that nothing herein shall prohibit such Seller or its Affiliates from (x) placing general advertisements for employment or making general solicitations not specifically targeting or directed at any such individual (provided that the foregoing exception shall not permit the hiring of any employee that would otherwise be restricted by this Section 7.16.3(i)) or (y) hiring any such individual who was terminated by Buyer without “cause” at least three months prior;

(ii)	induce or solicit, or attempt to induce or solicit, any customer, reseller, distributor, supplier, vendor, licensee or licensor or other business relation of the Business that has a business relationship with the Business as of the Closing Date or with whom either Seller or any of their respective Affiliates has taken steps as of the Closing Date to develop a business relationship in connection with the Business, to cease doing business, in whole or in part, with the Business, as conducted by Buyer and its Affiliates following the Closing; or

(iii)	interfere with the relationship between, on the one hand, the Business and, on the other hand, any customer, reseller, distributor, supplier, vendor, licensee, licensor or other business relation of the Business that has a business relationship with the Business as of the Closing Date or with whom either Seller or any of their respective Affiliates has taken steps as of the Closing Date to develop a business relationship in connection with the Business.

(b)        Each Seller acknowledges and agrees that: (i) the restrictions contained in this Section 7.16.3 are reasonable (including with respect to the duration of the restrictive covenants, the geographic area and the interests being protected by the restrictions), and (ii) Buyer has valid interests to protect pursuant to this Section 7.16.3 (including relationships with customers, resellers, distributors, suppliers and vendors, the protection of confidential information, protection from unfair competition and other protectable interests) and the restrictions set forth in this Section 7.16.3 are reasonable and necessary to protect those interests.

7.16.4        Non-Disparagement. During the Restricted Period, each Seller covenants and agrees that such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, at any time whether in writing (electronically or otherwise) or orally, disparage in communications with any Business customers, resellers, distributors, suppliers, vendors or employees or otherwise publicly disparage, in each case, the Business or Buyer or any of its predecessors or successors or any of its Affiliates or any of their respective officers, directors or employees in connection therewith; provided that the foregoing shall not limit or impair such Seller or its Affiliates from exercising any right or pursuing claims arising under this Agreement or any Ancillary Agreement; provided, further, that, for the avoidance of doubt, Sellers’ and their Affiliates’ engagement in and operation of the Retained Business shall not constitute a breach of this Section 7.16.4, in the case of good faith statements made in the ordinary course of operating the Retained Business.

7.17        Additional Pre-Closing Actions. Following the date hereof and prior to the Closing, Buyer and Sellers shall each use commercially reasonable efforts to complete the actions set forth on Schedule 7.17.

7.18        Inventory. Following the date hereof and prior to the Closing, Sellers and Buyer shall cooperate to ensure that as of the Effective Time, the value of all Devices, Redemption Kiosks and any other raw materials, works-in-process, finished goods, components, consumables, supplies, packaging materials and other inventories, in each case, primarily related to the Business and held in inventory (and for the avoidance of doubt, not installed at customer locations) does not exceed $5,000,000. In connection therewith, Sellers shall be permitted to transport any such inventory in excess of the value of $5,000,000 currently stored at warehouses of the Business to warehouses of Sellers that are not used in the Business and Sellers and Buyer shall cooperate in good faith to identify the contents of such inventory that shall be retained by the Business.

ARTICLE 8
CONDITIONS TO CLOSING; DELIVERABLES

8.1          Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer:

8.1.1        Bringdown of Representations and Warranties. (a) The representations and warranties set forth in Section  4.5(a) (Absence of Certain Changes or Events) shall be true and correct in all respects, (b) each of the representations and warranties set forth in Section 4.1 (Organization and Qualifications), Section 4.2 (Authority and Enforceability), Section 4.3.1(a) (No Violation of Governing Documents), Section 4.7.1 (Title to Purchased Assets; Sufficiency) and Section 4.20 (Brokers) shall be true and correct in all material respects (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) on and as of the Closing Date (except with respect to those representations and warranties that relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) and (c) each of the other representations and warranties set forth in Article 4 shall be true and correct in all respects on and as of the Closing Date (except with respect to those representations and warranties that relate to an earlier date, which shall be true and correct in all respects as of such earlier date), except where the failure of such representation and warranty to be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.1.2        Covenants. Sellers shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

8.1.3        Orders. No Governmental Order shall be in effect that enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

8.1.4        No Material Adverse Change. Since the date of this Agreement, no Material Adverse Effect has occurred.

8.1.5        Regulatory Approvals. (a) The applicable waiting period (and any extensions of the waiting period) under the HSR Act shall have expired or been terminated and (b) the Gaming Licenses set forth on Schedule 8.1.5 (the “Required Gaming Licenses”) shall have been obtained and shall be in full force and effect.

8.1.6        Sellers’ 2024 Audited Financials. Buyer shall have received a copy of Sellers’ 2024 Audited Financials and the results of such audit, including the opinion delivered therewith as contemplated by Section 7.15.

8.1.7        Accounting Review Procedures. Buyer shall have completed the accounting review procedures with respect to the Financial Information set forth on Schedule 8.1.7.

8.1.8        Closing Deliveries. Sellers shall have delivered or caused to be delivered all of the items described in Section 8.3.1.

8.2          Conditions Precedent to Obligation of Sellers. The obligation of Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which (other than the conditions contained in Section 8.2.3) may be waived in whole or in part by Sellers:

8.2.1        Bringdown of Representations and Warranties. (a) Each of the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authority and Enforceability), Section 5.3(a) (No Violation of Governing Documents) and Section 5.5 (Brokers) shall be true and correct in all material respects (without giving effect to any qualification as to materiality) on and as of the Closing Date (except with respect to those representations and warranties that relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) and (b) each of the other representations and warranties set forth in Article 5 shall be true and correct in all respects on and as of the Closing Date (except with respect to those representations and warranties that relate to an earlier date, which shall be true and correct in all respects as of such earlier date), except where the failure of such representation and warranty to be true and correct (without giving effect to any qualification as to materiality contained therein) would not reasonably be expected to have a material adverse effect on the ability of Buyer to fulfill its obligations under this Agreement.

8.2.2        Covenants. Buyer shall have paid the Closing Date Payment Amount and performed in all material respects all of the other covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

8.2.3        Orders. No Governmental Order shall be in effect that enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

8.2.4        Antitrust Clearance. The applicable waiting period (and any extensions of the waiting period) under the HSR Act shall have expired or been terminated.

8.2.5        Closing Deliveries. Buyer shall have delivered or caused to be delivered all of the items described in Section 8.3.2.

8.3          Deliveries at the Closing.

8.3.1        By Sellers. Sellers shall deliver or cause to be delivered to Buyer at the Closing:

(a)        a certificate, duly executed by a duly appointed officer of each Seller, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Section 8.1.1 and Section 8.1.2;

(b)        a bill of sale and assignment and assumption agreement in substantially the form attached to this Agreement as Exhibit B (the “Bill of Sale”), duly executed by Sellers;

(c)        an intellectual property license, in substantially the form attached hereto as Exhibit C (the “IP License”), duly executed by Gaming and Banilla Games, Inc.;

(d)        a restrictive covenant agreement, in substantially the form attached hereto as Exhibit D (the “Restrictive Covenant Agreement”), duly executed by Garrett Blackwelder;

(e)        a transition services agreement, in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by Gaming;

(f)        a game content development services agreement, in substantially the form attached hereto as Exhibit F (the “Game Content Development Services Agreement”), duly executed by Gaming;

(g)        a lease assignment and assumption agreement for each Assumed Lease, in substantially the form attached hereto as Exhibit G (each, a “Lease Assignment and Assumption Agreement”), in each case, duly executed by the applicable Seller;

(h)        a Device and Redemption Kiosk manufacturing and supply agreement, in substantially the form attached hereto as Exhibit H (the “Device and Redemption Kiosk Manufacturing / Supply Agreement”), duly executed by Banilla Games, Inc.;

(i)        a printed paper pull-tabs supply agreement, in substantially the form attached hereto as Exhibit I (the “Printed Paper Pull-Tabs Supply Agreement”), duly executed by Grover Gaming Printing, LLC and Gaming;

(j)        the Closing Letter of Credit;

(k)        a duly completed and executed IRS Form W-9 of each Seller; and

(l)        all books and records of Sellers that are included in the Purchased Assets and/or Assumed Liabilities.

8.3.2        By Buyer. Buyer shall deliver or cause to be delivered Seller at the Closing:

(a)        payment of the Closing Date Payment Amount in accordance with Section 2.4;

(b)        the Bill of Sale, duly executed by Buyer;

(c)        the IP License, duly executed by Buyer and Light & Wonder, Inc.;

(d)        the Restrictive Covenant Agreement, duly executed by Buyer;

(e)        the Transition Services Agreement, duly executed by Buyer;

(f)        the Game Content Development Services Agreement, duly executed by Buyer and Light & Wonder, Inc.;

(g)        each Lease Assignment and Assumption Agreement, duly executed by Buyer;

(h)        the Device and Redemption Kiosk Manufacturing / Supply Agreement, duly executed by Buyer;

(i)        the Printed Paper Pull-Tabs Supply Agreement, duly executed by Buyer; and

(j)        a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Section 8.2.1 and Section 8.2.2.

ARTICLE 9
TERMINATION

9.1          Termination Rights. This Agreement may be terminated at any time prior to the Closing, only as follows:

9.1.1        by mutual written consent of Buyer and Sellers;

9.1.2        by either Buyer or Sellers, by written notice to the other(s), if a Governmental Body shall have enacted, issued, promulgated, enforced or entered a non-appealable final Governmental Order or taken any other non-appealable final action that makes consummation of the Closing illegal or having the effect of permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

9.1.3        by Buyer, by written notice to Sellers, if it is not then in breach of any provision of this Agreement that would give rise to the failure of any condition specified in Sections 8.2.1 or 8.2.2, and there has been a breach of any representation or warranty made by Sellers in this Agreement, or a failure of Sellers to perform any of its covenants made in this Agreement, and such breach or failure (i) gives rise to the failure of any of the conditions specified in Section 8.1 to be satisfied and (ii) has not been cured by Sellers within thirty (30) days of Sellers’ receipt of written notice of such breach or failure from Buyer;

9.1.4        by Sellers, by written notice to Buyer, if Sellers are not then in breach of any provision of this Agreement that would give rise to the failure of any condition specified in Sections 8.1.1 or 8.1.2, and there has been a breach of any representation or warranty made by Buyer in this Agreement, or a failure of Buyer to perform any of its covenants made in this Agreement, and such breach or failure (i) gives rise to the failure of any of the conditions specified in Section 8.2 to be satisfied and (ii) has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach or failure from Sellers; or

9.1.5        by Buyer or Sellers, by written notice to the other(s), if the Closing has not occurred on or prior to February 17, 2026 (the “Outside Date”) and no Action to specifically perform this Agreement has been commenced; provided that if on the Outside Date all of the conditions set forth in Article 8 have been satisfied or waived other than the conditions set forth in Section 8.1.5 and Section 8.2.4 (or Section 8.1.5 only) (and those conditions that by their nature can only be satisfied at the Closing), then Buyer may, by written notice delivered to Sellers prior to Outside Date, extend the Outside Date by three (3) months until May 17, 2026, which extended date shall thereafter be considered the Outside Date; provided, further, that if on the Outside Date as extended pursuant to the preceding proviso all of the conditions set forth in Article 8 have been satisfied or waived other than the conditions set forth in Section 8.1.5 and Section 8.2.4 (or Section 8.1.5 only) (and those conditions that by their nature can only be satisfied at the Closing), then Buyer may, by written notice delivered to Sellers prior to May 17, 2026, extend the Outside Date by an additional three (3) months until August 17, 2026, which extended date shall thereafter be considered the Outside Date; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1.5 if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach has been the principal cause or directly resulted in (x) the failure of one or more conditions precedent to the other Party’s obligations under Section 8.1 or 8.2, as applicable, to be satisfied or (y) the failure of the Closing to occur by the Outside Date.

9.2          Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to this Article 9, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become void and have no further effect, without any liability on the part of either Party or its respective representatives or stockholders, except (a) for this Section 9.2, Section 7.3, Article 11 and Article 1 (to the extent necessary to give meaning to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms, (b) nothing in this Section 9.2 shall relieve any Party from liability for the willful or other deliberate breach of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination or for Fraud and (c) nothing in this Section 9.2 shall relieve Buyer from its obligations to reimburse Sellers for any costs and expenses associated with the preparation and audit of the Carveout Financial Statements as set forth in Section 7.12, which shall survive such termination and remain valid and binding obligations of Buyer in accordance with its terms. In the event this Agreement is validly terminated by Sellers or Buyer (i) pursuant to Section 9.1.5 and, at the time of such termination, one or more of the conditions set forth in Section 8.1.3 or Section 8.2.3 (in each case, if the failure of such condition to be satisfied is a result of a Governmental Order arising under the HSR Act or any other Antitrust Law of the United States) or Section 8.1.5(a) or Section 8.2.4 were not satisfied or waived or (ii) pursuant to Section 9.1.2 as a result of a Governmental Order arising under the HSR Act or any other Antitrust Law of the United States, and, in the case of each of clauses (i) and (ii), at the time of such termination (A) each other condition set forth in Article 8 has been satisfied or waived other than those set forth in Section 8.1.5(a) and Section 8.2.4 (other than those conditions that by their nature are to be satisfied at the Closing) and (B) Sellers are not in breach in any material respect of their obligations under this Agreement in any manner that is the proximate cause of the failure of any of the conditions referred to in clause (i) or the imposition of the Governmental Order referred to in clause (ii), then Buyer shall pay to Sellers within ten (10) Business Days following the non-terminating party’s receipt of written notice of termination of this Agreement, by wire transfer of immediately available funds to an account specified in writing by Sellers, an amount equal to $42,500,000 (the “Termination Fee”). In no event shall Buyer be required to pay the Termination Fee on more than one occasion. Except in the case of Fraud or the willful or other deliberate breach by Buyer of its representations, warranties, covenants or agreements set forth in this Agreement, (x) payment of the Termination Fee described in this Section 9.2 shall constitute the sole and exclusive remedy of Sellers against Buyer, its Affiliates and their respective current, former or future officers, managers, directors, employees, agents and representatives for any Loss suffered as a result of the failure of the transactions contemplated hereby to be consummated, and (y) upon payment of the Termination Fee, none of Buyer, any of its Affiliates or any of their respective current, former or future officers, managers, directors, employees, agents and representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Sellers and Buyer each acknowledge and agree that the provisions of this Section 9.2 are reasonable and necessary to protect the legitimate interests of the Parties and constitute a material inducement to the Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement and that any payment of the Termination Fee does not constitute a penalty but is liquidated damages in a reasonable amount that will compensate Sellers in circumstances in which the Termination Fee is payable, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, in the event of the termination of this Agreement, in no event shall any fees or other costs or expenses paid by Buyer or any of its Affiliates prior to the date of such termination in respect of seeking approval under the HSR Act or any other Antitrust Law be reimbursable by Sellers or any of their respective Affiliates.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

10.1        Survival.

10.1.1        None of the representations or warranties contained in this Agreement (including the Disclosure Schedules, schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing, and none of Buyer, Sellers nor any of their respective Affiliates, successors and permitted assigns, heirs, officers, employees, directors, managers, members, partners, stockholders or representatives, will have any liability whatsoever with respect to any such representations or warranties; provided, however, that nothing in this Section 10.1.1 shall release any Party from liability for Fraud. The covenants and agreements contained in this Agreement that by their terms are required to be performed prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date; provided, however, that if any claim is asserted with respect to a breach of such a covenant prior to such date, such claim shall survive until resolved; provided, further, that no such claim may be first asserted after such twelve (12) month anniversary of the Closing Date. The covenants and agreements contained in this Agreement that by their terms are required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing. The Parties acknowledge and agree that the R&W Policy is intended to be a Contract between Buyer and the insurer(s) under the R&W Policy separate and apart from this Agreement. As such, none of the limitations or exceptions set forth in this Section 10.1 shall in any way limit, affect, restrict, modify or impair the ability of Buyer to make claims under or recover under the R&W Policy.

10.2        Indemnification by Sellers. From and after the Closing, Sellers shall indemnify and defend the Buyer Indemnified Parties against, and shall hold them harmless from, any and all Losses resulting from, arising out of or otherwise related to: (a) the Excluded Liabilities and (b) any breach of any covenant or agreement of Sellers contained in this Agreement.

10.3        Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and defend the Seller Indemnified Parties against, and shall hold them harmless from, any and all Losses resulting from or arising out of (a) any Assumed Liability and (b) any breach of any covenant or agreement of Buyer contained in this Agreement.

10.4        Certain Limitations.

10.4.1        Payments by an Indemnifying Party pursuant to this Agreement in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use at least commercially reasonable efforts to recover amounts available under any applicable insurance policies or indemnity, contribution or other similar agreements for any Losses. In the event any such amounts are received by an Indemnified Party after payment of a Loss hereunder by an Indemnifying Party for the same Loss, such Indemnified Party shall promptly repay the Indemnifying Party, up to the amount so received.

10.4.2        No Indemnifying Party shall be liable to any Indemnified Party for Losses that are in the nature of punitive or exemplary damages relating to a breach or alleged breach of this Agreement regardless of whether a claim is based on contract, tort (including negligence), strict liability, or any other legal or equitable principle, except to the extent any such Losses are paid by an Indemnified Party with respect to a Third-Party Claim.

10.4.3        Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that the reasonable and documented out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement.

10.5        Procedures.

10.5.1        Notice of Claim. Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (an “Indemnified Party”), of notice of a Loss or the commencement of any Action with respect to which it believes it is entitled to be indemnified under Section 10.2 or Section 10.3, the Indemnified Party shall, if a claim in respect thereto is to be made against Sellers, on the one hand, or Buyer, on the other hand (in either case, the “Indemnifying Party”) under this Article 10, notify the Indemnifying Party in writing of the commencement thereof, provided that any delay in providing such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that it is actually prejudiced by such delay. Any such claim notice shall describe the applicable claim in reasonable detail and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its advisors to reasonably investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect thereof, and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its advisors may reasonably request.

10.5.2        Defense of Third Party Claims.

(a)        If any Action shall be brought against an Indemnified Party by a third party (a “Third-Party Claim”) and it notifies the Indemnifying Party thereof in accordance with Section 10.5, the Indemnifying Party shall be entitled to participate in and, subject to the terms herein, to assume the legal defense thereof at the Indemnifying Party’s expense. Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume or continue the defense thereof if such Action presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnified Party and the Indemnifying Party.

(b)        In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right, subject to Section 10.5.3 below, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Action in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnifying Party or (ii) the Indemnifying Party shall have failed to assume the defense of such Action. In any such case, the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of an Action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 10.5.2 for any attorneys’ fees or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. In all cases, the Parties hereto shall, and shall cause their Affiliates to, cooperate with each other in all reasonable respects in connection with the defense of any third-party Action, including making available records and employees relating thereto as may be reasonably requested, without expense to the requesting party, other than reimbursement of actual out-of-pocket expenses.

(c)        Notwithstanding anything in this Section 10.5.2 to the contrary, the Indemnifying Party shall not be permitted to assume the defense of any Third-Party Claim if the Third-Party Claim seeks imposition of (1) criminal penalties against the Indemnified Party or (2) a Governmental Order or equitable relief against the Indemnified Party (other than a Governmental Order or equitable relief that is incidental and de minimis to monetary damages as the primary relief sought).

10.5.3        Settlement; Compromise. An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action for which indemnification is sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such pending or threatened Action; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) injunctive or other nonmonetary relief against the Indemnified Party, including the imposition of a Governmental Order that would restrict the future activity or conduct of the Indemnified Party or (ii) a finding or admission of fault or misconduct by the Indemnified Party. An Indemnified Party will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action for which indemnification is sought hereunder.

10.6        Satisfaction of Claims. After the amount of an indemnifiable loss under this Agreement is agreed to or finally determined in accordance with this Article 10 to be owed to an Indemnified Party (an “Indemnifiable Loss”), the Indemnifying Party will satisfy such Indemnifiable Loss as follows:

10.6.1        Seller as Indemnifying Party. Subject to the terms of this Article 10, claims for Indemnifiable Losses that are owed by Sellers will be satisfied by Sellers paying the balance of such Indemnifiable Losses to Buyer by wire transfer of immediately available funds, to an account designated by Buyer, within five (5) Business Days after the final determination of the Indemnifiable Losses owed by Sellers to Buyer; provided, however, that so long as the R&W Policy is available, Buyer shall, if applicable, seek recovery against the R&W Policy for any Indemnifiable Losses that are owed by Sellers in the first instance.

10.6.2        Buyer as Indemnifying Party. Claims for Indemnifiable Losses that are owed by Buyer will be satisfied by Buyer paying the Indemnifiable Losses to Sellers by wire transfer of immediately available funds, to an account designated by Seller, within five (5) Business Days after the final determination of the Indemnifiable Losses owed by Buyer to Sellers.

10.7        Sole Remedy.

10.7.1        Except for (a) remedies that cannot be waived as a matter of Law, (b) specific performance and injunctive and other equitable relief pursuant to Section 11.5 and (c) any other remedies pursuant to the terms of the Confidentiality Agreement or the R&W Policy, if the Closing occurs, indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy of the Parties with respect to any matters arising under or relating to this Agreement and the transactions contemplated by this Agreement, and the only legal action that may be asserted by any Party with respect to any such breach, inaccuracy or failure that is the subject of this Article 10 shall be an action to enforce, or to recover damages for the breach of, this Article 10. Notwithstanding the foregoing, the limitations set forth in this Section 10.7 shall not apply to any claim for Losses as a result of or arising out of or by virtue of Fraud.

10.7.2        Notwithstanding anything to the contrary contained in this Article 10, except in the case of Fraud, no Buyer Indemnified Party shall be able to recover from Sellers with respect to any Indemnifiable Loss so long as recovery under the R&W Policy is available. To the extent any Indemnifiable Loss is not recoverable under the R&W Policy (for any reason, other than if Buyer for any reason does not make a claim or chooses not to recover any Losses under the R&W Policy), the Buyer Indemnified Parties shall have recourse against Sellers pursuant to this Article 10.

ARTICLE 11
MISCELLANEOUS

11.1        Further Assurances. Buyer, on the one hand, and Sellers, on the other hand, shall at any time and from time to time on and after the Closing Date, upon request by the other Party or Parties, use commercially reasonable efforts to take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required to give effect to the transactions contemplated by this Agreement, at the requesting Party’s sole cost and expense.

11.2        Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) immediately upon transmission if delivered by electronic mail prior to 6:00 p.m. Eastern Time (and otherwise, on the next Business Day) if no automated notice of delivery failure is received by the sender, (c) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (d) two (2) Business Days after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2):

(a)           if to Buyer, to:

Light & Wonder, Inc.

6601 Bermuda Road

Las Vegas, NV 89119

Attention: James Sottile, Executive Vice President, Chief Legal Officer and Corporate Secretary

E-mail: jsottile@lnw.com

with a required copy to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: Robert I. Townsend III; Michael E. Mariani; Jin-Kyu Baek

E-mail: rtownsend@cravath.com; mmariani@cravath.com; jbaek@cravath.com

(b)          if to Sellers, to:

Grover Gaming, Inc.

3506 Greenville Blvd NE

Greenville, NC 27834

Attention: Marc Downing, Chief Counsel & Director of Compliance

E-mail:      legal@grovergaming.com

with a required copy to:

Morgan Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103-2921
Attention: Richard B. Aldridge; Justin W. Chairman
E-mail: richard.aldridge@morganlewis.com; justin.chairman@morganlewis.com

A Party may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other Parties in conformity with the foregoing.

11.3        Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any Party without the written consent of the other Parties; provided that Buyer may, without the prior written consent of Sellers, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, further, that any such assignment by Buyer shall not relieve Buyer of its obligations under this Agreement, including those set forth in Section 2.7. Any attempted assignment in violation of this Section 11.3 shall be null and void.

11.4        Governing Law; Venue.

11.4.1        Governing Law. All matters relating to or arising out of this Agreement or the transactions contemplated by this Agreement (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.4.2        Consent to Jurisdiction and Service of Process. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER ANY ACTION, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.4.3        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

11.4.4        The Parties agree that any judgment obtained in any Action referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

11.5        Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance, an injunction or injunctions, and other equitable remedies to prevent and restrain breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby knowingly and affirmatively waive, in any Action for specific performance, the defense of adequacy of a remedy at law and the necessity of demonstrating damages or posting any bond or other security in connection therewith. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.5, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.6        Amendment and Waiver. This Agreement may not be amended, except by an instrument in writing signed by each of the Parties. To be effective, any waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by another Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party or Parties of the right to exercise any such right, power or remedy or to demand such compliance.

11.7        Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.8        No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity in this Agreement shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been negotiated and reviewed by each of the Parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties.

11.9        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.10      Entire Agreement; No Third Party Beneficiaries. This Agreement, the Ancillary Agreements and the Schedules and Exhibits attached thereto and the Confidentiality Agreement set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions relating thereto, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

11.11     Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Buyer or Sellers. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.12     Counterparts; Signatures. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic transmission in PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

LNW GAMING, INC., as Buyer:

By:	/s/ Oliver Chow
Name:	Oliver Chow
Title:	Executive Vice President, Chief Financial Officer and Treasurer

GROVER GAMING, INC., as a Seller:

By:	/s/ Garrett S. Blackwelder
Name:	Garrett S. Blackwelder
Title:	President

G2 GAMING, INC., as a Seller:

By:	/s/ Garrett S. Blackwelder
Name:	Garrett S. Blackwelder
Title:	President

[Signature Page to Asset Purchase Agreement]